SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the registrant             [x]
Filed by a party other than the registrant  [  ]

Check the appropriate box:

[  ]     Preliminary proxy statement             [  ] Confidential, for use of
[x]      Definitive proxy statement                    the Commission only
[  ]     Definitive additional materials               (as permitted by Rule
[  ]     Soliciting material pursuant to                14a-6(e)(20) )
         Rule 14a-11(c) or 14a-12

                             PERFECTDATA CORPORATION
-------------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

                             PERFECTDATA CORPORATION
-------------------------------------------------------------------------------
(Name of Person (s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x]  No fee  required.

[ ]  Fee  computed  on table  below per  Exchange  Act Rules 14a-6 (i) (4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act
Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statements number, or the form or schedule and the date of its filing.

                           (1)   Amount Previously Paid:
                           (2)   Form, Schedule or Registration Statement No.:
                           (3)   Filing Party:
                           (4)   Date Filed:

                             PERFECTDATA CORPORATION
                              110 West Easy Street
                          Simi Valley, California 93065
                                 (805) 581-4000

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 31, 2000


To the Shareholders of PERFECTDATA CORPORATION:

         You are cordially invited to attend a Special Meeting of Shareholders of PerfectData Corporation, a California corporation (the "Company"), which will be held at the Beverly Hilton, 9876 Wilshire Blvd., The Beverly Hills, CA 90210 at 11:00 a.m., Pacific Standard Time, on Friday, March 31, 2000, for the following purpose:

         To approve a Stock Purchase Agreement and the implementation of the related series of transactions contemplated thereunder, all as more fully described in the Proxy Statement annexed hereto, which transactions would, if consummated, effect a change in the control of the Company.

Only shareholders of record at the close of business on Tuesday, February 29, 2000, are entitled to notice of, and to vote at, the Meeting.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED IN WRITING PRIOR TO THE MEETING OR, IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                       BY ORDER OF THE BOARD OF DIRECTORS

                                  Joseph Mazin
                                    President



Simi Valley, California
March 10, 2000

                             PERFECTDATA CORPORATION
                              110 West Easy Street
                          Simi Valley, California 93065
                                 (805) 581-4000

                                 PROXY STATEMENT
                         SPECIAL MEETING OF SHAREHOLDERS
                                 March 31, 2000

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of PerfectData Corporation (the "Company") of proxies to be voted at the Company's Special Meeting of Shareholders (the "Meeting") to be held on Friday, March 31, 2000, or at any adjournment thereof. The purpose for which the Meeting is to be held is set forth in the preceding Notice of Special Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed on or about Friday, March 10, 2000, to holders of record of the Company's Common Stock, no par value (the "Common Stock"), at the close of business on Tuesday, February 29, 2000 (the "Record Date"), which has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Meeting.

                                VOTING SECURITIES

          On the Record Date, 3,238,306 shares of the Common Stock, which is the only class of capital stock of the Company entitled to vote at the Meeting, were issued, outstanding and entitled to vote. Each shareholder of record is entitled to cast, in person or by proxy, one vote for each share of the Common Stock held by such shareholder as of the close of business on the Record Date. Although the shareholders may, subject to certain exceptions, have a cumulative voting right with respect to the election of directors, they will not have such voting right with respect to the sole proposal in the Notice of Special Meeting, even through such proposal to approve a Stock Purchase Agreement and the implementation of the related series of transactions contemplated thereunder has as one of such transactions the selection of four new directors. For additional information as to proposal, please see "The Sole Proposal - The Proposed Transactions" elsewhere in this Proxy Statement. Voting at the Meeting on the proposal will, accordingly, be on a noncumulative basis. [When a shareholder has cumulative voting rights with respect to the election of directors the shareholder is entitled to cast that number of votes as is determined by multiplying the number of shares held by the shareholder by the number of directors to be elected. The shareholder may then cast all of his, her or its votes so determined for one person or spread his, her or its votes among two or more persons as he, she or it sees fit.]

          A majority of the votes cast at this Meeting voting in the affirmative is necessary to approve the sole proposal being submitted for a vote at this Meeting. Pursuant to the By-Laws of the Company, no other item not listed in the Notice of Special Meeting may be voted upon at the Meeting.

          A majority of the shares of the Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the Meeting. Abstentions and broker non-votes are treatedfor the purpose of determining a quorum at the Meeting and are not treated as a vote for or against the sole proposal set forth in the Notice of Special Meeting.

          Proxies duly executed and returned by shareholders and received by the Company before a vote at the Meeting will be voted in favor of the proposal to approve a Stock Purchase Agreement and the related series of transactions contemplated thereunder unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted in accordance with the specification made.

          The Company's transfer agent for the Common Stock will tabulate the votes cast by proxy and received prior to the Meeting. Votes cast in person, or by proxy given, at the Meeting will be tabulated by the Inspector of Election appointed for the Meeting.

          Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by (i) a later-dated proxy, (2) a written relocation of proxy sent to, and received by, the Secretary of the Company prior to a vote at the Meeting, or (3) attendence at the Meeting and voting in person.

          A shareholder shall have no right to receive payment for his, her or its shares of the Common Stock as a result of the approval of the sole proposal in the Notice of Special Meeting.

          The California Corporations Code does not require that the shareholders of the Company vote on the sole proposal in the Notice of Special Meeting. However, because the Common Stock is traded on the Nasdaq SmallCap Market under the symbol "PERF" and Nasdaq Rule 4310(a)(25)(H)(i)(b) requires shareholder approval of any issuance of shares of the Common Stock which will result in a "change of control," the Board of Directors is seeking shareholder approval of such proposal. In addition, in view of the importance of this vote to the future direction of the Company, the Board of Directors deems its desireable that the Company's shareholders pass on the proposal. If shareholder approval is not obtained for the sole proposal, the Stock Purchase Agreement will terminate and the stock purchase and other contemplated transactions thereunder will not occur.

          Joseph Mazin, Ronald M. Chodorow and Tracie Savage, the current directors of the Company, have agreed to vote in favor of the sole proposal in the Notice of Special Meeting an aggregate of 845,297 shares of the Common Stock or 26.1 % of the shares eligible to vote. For information as to the shares which they beneficially own, see "Security Ownership of Certain Beneficial Owners and Management" elsewhere in this Proxy Statement. None of these three directors and no person who is or was an executive officer of the Company since April 1, 1998 has any substantial interest, direct or indirect, by security holdings or otherwise, in the sole proposal submitted to a vote at the Meeting other than that Ms. Savage will continue as a director if such proposal is approved and then implemented.

                  THE SOLE PROPOSAL - THE PROPOSED TRANSACTIONS

Stock Purchase Agreement

          The Company and Millennium Capital Corporation ("Millennium") and JDK Associates, Inc. ("JDK") have executed a Stock Purchase Agreement dated as of January 20, 2000 (the "Stock Purchase Agreement"). A copy of the Stock Purchase Agreement (without exhibits and schedules) is annexed to this Proxy Statement as Appendix A and is incorporated herein by this reference. Millennium, JDK and any of their associates who becomes a buyer between the date of the Stock Purchase Agreement and the date on which the Closing (as hereinafter defined) is held ("Millennium, JDK and all such associates, if any, being collectively referred to herein as the "Buyers") will purchase from the Company an aggregate of 1,333,333 shares (the "Buyers' Shares") of the Common Stock, or 29.2% of the shares to be outstanding after the purchase, assuming no other stock transactions between the Record Date and the date of the Closing, at $2.25 per share or for an aggregate purchase price of $2,999,999.25. The Closing is scheduled to be held three business days after all conditions provided in the Stock Purchase Agreement are satisfied, of which the major condition precedent is the obtaining of the shareholder approval as to which proxies are being solicited by this Proxy Statement. The Stock Purchase Agreement contains the customary representations and warranties given by a public company issuer and purchasers of securities from such issuers, including those from the Buyers necessary, in the opinion of the Company, to exempt the sale from the registration requirement of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the exemption of Section 4(2) of the Securities Act as a transaction not involving a public offering. In addition, the Company has not given any commitment to the Buyers to register the Buyers' Shares under the Securities Act for resale by them.

          The Stock Purchase Agreement also provides that each of Joseph Mazin, the Chairman, the President and the Chief Executive Officer of the Company, and Ronald M. Chodorow will resign as a director at the Closing and that Tracie Savage, as the remaining director of the Company, will thereafter vote to increase the number of directors from three to five and to elect four nominees of the Buyers to serve as directors to fill the vacancies caused by the resignations and the increase in the number of directors. The four nominees of the Buyers for such election as directors are Bryan Maizlish, Timothy D. Morgan, Corey P. Schlossmann and Eugene J. Wolter, Jr. Information with respect to these nominees is furnished in the section "The Proposed New Directors" under this caption "The Sole Proposal - The Proposed Transactions." These actions to be taken by Ms. Savage, as a follow-up to the prior Board of Directors'
authorization of execution of the Stock Purchase Agreement and the implementation thereof, are permitted by both the By-Laws of the Company and the California Corporations Code even without shareholder approval. Article III,
Section 2 of the By-Laws provides for the number of directors to be not less than three nor more than five and fixes the number at three directors, subject to change by either the shareholders or the Board amending this provision. Ms. Savage's action would amend Article III, Section 2 of the Company's By-Laws to substitute "five" for "three." The Board has previously amended this provision on 11 occasions.

          Mr. Mazin had agreed to continue to serve the Company as its President for at least six months after the Closing and for an additional six months thereafter as a consultant.

Consulting Agreement

          Millennium and JDK (collectively the "Consultants") executed a letter agreement also dated January 20, 2000 (the "Consulting Agreement") with the Company pursuant to which the Consultants will act as the financial advisors to the Company in seeking and closing acquisitions and financings. The Consulting Agreement will not become effective unless and until there is a Closing under the Stock Purchase Agreement. The Consultants will receive, for their services as financial advisors, a five-year warrant to purchase 1,800,000 shares of the Common Stock at $2.75 per share. The Consultants have agreed that the Company may allocate 30,000 of such shares to warrants to be granted to employees of the Company at the Closing. In addition, with respect to their assistance in seeking and then closing acquisitions and financings for the Company, the Consultants will receive a cash fee equal to 5% of the Consideration (as defined) received or paid by the Company with respect to the acquisition or the financing offering.

The Proposed New Directors

          The following table contains certain information with respect to the persons whom the Buyers intend to nominate for election as directors at the Closing under the Stock Purchase Agreement, none of whom currently holds any position or office with the Company:

Name of Nominee      Age at Record Date        Current Principal Occupation

Bryan Maizlish              38          Executive Vice President of Strategic
                                        Planning and Development of Magnet
                                        Interactive Group, Inc.

Timothy D. Morgan           45          Consultant

Corey P. Schlossmann        44          Chief Executive Officer of Nationwide
                                        Auction Systems

Eugene J. Wolter, Jr.       56          Chairman, President and Principal Broker
                                        of National Discount Corp.

If elected, each will serve until the next Annual Meeting of Shareholders and until his successor is duly elected and qualified.

          There are no family relationships among the nominees for election as directors and the current directors and executive officers of the Company.

Business History

          Ms. Tracie Savage, the sole current director who will remain as a director if the transactions contemplated by the Stock Purchase Agreement are consummated, assuming shareholder approval is obtained at the Meeting for the proposal to approve the Stock Purchase Agreement and to implement the related series of transactions thereunder, was 38 at the Record Date and was originally elected as a director of the Company in July 1995. She joined NBC TV Los Angeles, a television subsidiary of the National Broadcasting Company, Inc. in March of 1994. Ms. Savage is the co-anchor of NBC 4's "Today in LA: Weekend" and also serves as a general assignment reporter for the "Channel 4 News." From 1991 to 1994, she was a general assignment reporter for the independent Los Angeles station, KCAL. Ms. Savage has been in broadcast journalism for more than ten years and has been the recipient of numerous awards and honors in her field.

          Bryan Maizlish has, since September 1998, been the Executive Vice President of Strategic Planning and Business Development of Magnet Interactive Group, Inc. ("Magnet"), a private company furnishing engineering comprehensive interactive services. Since June 1999, he has also served as the acting Chief Financial Officer of Magnet. From September 1996 to September 1998, he was a consultant, serving such clients as Discovery Communications and the Democratic National Committee. From March 1996 to September 1996, he was Director of Strategic Planning of Turner Broadcasting. From September 1994 to March 1996, he was Director of Marketing and Distribution of Magnet. Prior thereto, he held various managerial positions with companies in the media communications industry, such as MCA, Inc., Gulf & Western Corporation and Eugene Roddenbury's Norway Corporation.

          Timothy D. Morgan has, since October 1997, been a consultant on matters of business strategies, taxation and financial asset protection techniques. From 1980 through October 1997, he was a partner and principal of Abacus Tax and Financial Services.

          Corey P. Schlossman has been Chief Executive Officer since October 1999, and Chief Financial Officer since January 1999, of Nationwide Auction Systems. Since January 1996, he also serves as a partner and board member of Gordon, Fishburn & Schlossman, a management consulting and accounting firm. Since October 1999, he has also served as a director of Entrade, Inc., a New York Stock Exchange holding company whose online subsidiaries (including Nationwide Auction Systems) provide auction and asset disposition services to the utility and manufacturing industries, among others.

          Eugene J. Wolter, Jr. has been, since January 1993, the Chairman, President and Principal Broker of National Discount Corp., a mortgage and real estate investment company. Prior thereto, Mr. Wolter founded The Art Collection, Inc. in 1992, a wholesale provider of art to the cruise industry which he manages with his wife and daughter, and, in 1998 founded Auction Co. of America, a newly formed Internet based auction company. He had previously a 20-year banking career beginning with the Hartford National Bank and First Co. in Hartford, Connecticut and culminating in 1992 as the President of Jefferson Bank of Broward in Ft. Lauderdale, Florida, a wholly-owned subsidiary of Jefferson Bancorp., a regional publicly held bank.

Reasons for Contemplated Transactions

          After consummation of the transactions contemplated by the Stock Purchase Agreement, the Company will continue in the business of making cleaning products for home and office equipment, including the PerfectData EcoDuster line of compressed air and gas dusters for electronics, premoistened wipes for monitors, lenses and other sensitive equipment and cleaners for disk drives, printers and fax machines. However, the Company has experienced declining financial results from these products during the past three fiscal years. Net sales in the fiscal year ended March 31, 1999 ("fiscal 1999") decreased to $1,689,000 from $3,299,000 in the fiscal year ended March 31, 1998 ("fiscal 1998") and $5,761,000 in the fiscal year ended March 31, 19997 ("fiscal 1997"). Net sales in the nine-month period ended December 31, 1999 increased to $1,383,000 as compared to $1,271,000 in the year-earlier period. The net losses in fiscal 1999, fiscal 1998 and 1997 were $402,000, $799,000 and $334,000, respectively. The net loss during the nine-month period ended December 31, 1999 was $94,000 as compared with a net loss of $275,000 in the year-earlier period. However, the loss from operations during the nine-month period increased to $375,000 from $342,000 in the year-earlier period.

          As a result of the Board's review of the Company's future prospects with respect to itsa existing products, the directors concluded that the Company should seek a strategic alliance or a buyer as the preferable method of effecting a turnaround in the Company, in addition to implementing the previously reported cost cutting measures. During April 1999, also as previously reported, the Company signed an agreement with Hudson Group, Inc. ("Hudson") to assist the Company in finding prospective acquisitions. Although this effort by Hudson was not successful in achieving this objective and, accordingly, the agreement with Hudson terminated effective on November 27, 1999, the Board believes that the Company's negotiated arrangements with the Buyers and the Consultants will have a better chance at enabling the Company to effect a turnaround. Emphasis will be on adding existing businesses to what the Company already has, rather then seeking a buyer for the Company. In addition, not only will the Buyers infuse the Company with approximately $3,000,000 in additional capital, which can be used for both working capital purposes for the existing business and to seek acquisitions of new businesses, but also the Consultants will actively assist the revised Board of Directors in seeking prospective acquisitions. The Board intends to appoint at the Closing a special committee for such purpose. In addition, the Board believes that the experience of the Consultants in raising financing will also be of a benefit to the Company. There, of course, can be no assurance that these efforts will result in any suitable acquisitions for the Company or that acceptable additional financing, if required, will be obtained.

Recommendation

          FOR THE REASONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE STOCK PURCHASE AGREEMENT AND THE RELATED SERIES OF TRANSACTIONS CONTEMPLATED THEREUNDER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth, as of the Record Date, certain information with respect to (1) any person known to the Company who beneficially owned more than 5% of the Common Stock, (2) each director of the Company, (3) the Chief Executive Officer of the Company and (4) all directors and executive officers as a group. Each beneficial owner who is a natural person has advised the Company that he or she has sole voting and investment power as to the shares of the Common Stock, except that, until an option is exercised, there is no right to vote or dispose of the underlying shares.

Name and Address of         Number of Shares of Common    Percentage of Common
Beneficial Owner            Stock Beneficially Owned      Stock Beneficially
                                                          Owned (1)
----------------------      -------------------------     ----------------------
Joseph Mazin(2)
110 West Easy Street
Simi Valley, CA 93065          897,697(3)                   27.1%

Flamemaster Corporation
11120 Sherman Way
Sun Valley, CA 91252            613,497                     18.9%

Leland P. Polak and Mark E.
Polak
11494 Burbank Blvd. North
Hollywood, CA 91601             316,000                      9.8%

William R. Woodward
Successor & Special Trustee
Richard M. Dnysdale Trust
116 26th Street
Santa Monica, CA 90402          213,349                      6.6%

Ronald M. Chodorow(4)
(address to come)                22,500                      nil

Tracie Savage(4)
(address to come)                10,100(5)                   nil

All directors and officers
as a group (4 in
number)                         931,297(6)                  28.1%

-------------------

1. The percentages computed in the table are based upon 3,238,306 shares of the Common Stock which were outstanding on the Record Date. Effect is given, pursuant to Rule 13d-3(l)(i) under the Securities Exchange Act of 1934, as amended, to shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of the Record Date.

2. President, Chief Executive Officer, Chairman of the Board and a director of the Company.

3. The shares of the Common Stock reported in the table include (a) 613,497 shares owned by Flamemaster Corporation ("Flamemaster") for which Mr. Mazin has voting power as the President, Chairman and Chief Executive Officer of Flamemaster; (b) 37,700 shares owned by the Flamemaster Employees' Profit Sharing Plan for which Mr. Mazin is the fiduciary; (c) 30,500 shares owned by Altuis Investment Corporation ("Altuis") for which Mr. Mazin has shared voting power as Chairman of Board of Altius; (d) 5,000 shares issuable upon the exercise of an option expiring June 28, 2003; and (e) 65,000 shares issuable upon exercise of an option expiring November 24, 2003.

4. A director of the Company.

5. The shares of the Common Stock reported in the table include 10,000 shares issuable upon the exercise of an option expiring July 20, 2005.

6. The shares of the Common Stock reported in the table include (a) those issuable upon the exercise of options reported in Notes (3) and (5), as well as the other shares described in Note (3), and (b) 1,000 shares owned by an executive officer of the Company.

                              FINANCIAL STATEMENTS

         The following (1) audited financial statements and related management's discussion and analysis which appeared in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999 (the "Annual Report") and (2) unaudited financial statements and related management's discussion and analysis which appeared in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 (the "Quarterly Report"), copies of which are annexed to this Proxy Statement as Appendices B and C, respectively, are incorporated herein by this reference.

                                                                       Page in
                                                                       Annual
Item in Annual Report                                                  Report
---------------------                                                  -------

1. Report of Beckman Kirkland & Whitney...................................21

2. Balance Sheets as of March 31, 1999 and 1998...........................22

3. Statements of Operations for the Years Ended March 31, 1999,
   1998 and 1997..........................................................23

4  Statements of Shareholders' Equity for the Years Ended
   March 31, 1999, 1998 and 1997..........................................24

5  Statements of Cash Flows for the Years Ended March 31, 1999,
   1998 and 1997..........................................................25

6  Notes to Financial Statements..........................................26

7  Management's Discussion and Analysis of Financial Condition
   and Results of Operations...............................................9

                                                                       Page in
                                                                       Quarterly
Item in Quarterly Report                                               Report
------------------------                                               ------

1  Balance Sheets as of December 31, 1999 and
   March 31, 1999..........................................................2

2  Statements of Earnings and Comprehensive Income for the
   quarters ended December 31, 1999 and 1998 and the nine
   months ended December 31, 1999 and 1998.................................3

3  Statements of Shareholders' Equity for the nine months
   ended December 31, 1999.................................................4

4  Statements of Cash Flows for the nine months ended
   December 31, 1999 and...................................................5

5  Notes to Financial Statements...........................................6

6  Management's Discussion and Analysis of Financial
   Condition and Results of Operations.....................................9

                             SHAREHOLDERS PROPOSALS

          A shareholder who wishes to present a proposal for action at the next Annual Meeting of Shareholders in 2000 (which has not been scheduled as yet) by inclusion of such proposal in the Company's proxy statement for such Meeting (1) must send the proposal so as to be received by the Secretary of the Company no later than May 1, 2000 and (2) must satisfy the applicable conditions established by the Securities and Exchange Commission for shareholder proposals. If a shareholder intends to submit a proposal for consideration at the Annual Meeting in 2000 by means other than inclusion of the proposal in the Company's proxy statement for such Meeting, the shareholder must notify the Company on or before July 9, 2000 or risk management exercising discretionary voting authority with respect to the management proxies to defeat such proposal when and if presented at the Meeting.

                                  MISCELLANEOUS

          The solicitation of proxies on the enclosed form of proxy is made by and on behalf of the Board of Directors of the Company and the cost of this solicitation is being paid by the Company. The Company may pay persons holding shares in their names or in the names of their nominees for the benefit of others, such as broker-dealer firms, banks, depositaries and other fiduciaries, for costs incurred in forwarding soliciting material to their principals. Members of the management of the Company may solicit some shareholders in person, or by telephone or telegraph, for which services they will not be separately compensated.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                                     Joseph Mazin
                                                     President
Simi Valley, California
March 10, 2000

          SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

The Proxy Statement herein may contain a forward-looking statement. These statements are based on a number of assumptions and estimates which are inherently subject to uncertainty and contingencies, many of which are beyond the control of the Company and reflect future business decisions which are subject to change.

                            STOCK PURCHASE AGREEMENT

                        entered into on January 20, 2000

                                                                      Appendix A
                            STOCK PURCHASE AGREEMENT


          This Stock Purchase Agreement (the "Agreement") entered into on January 20, 2000 by and among the individuals and entities set forth on Exhibit A hereto (collectively the "Buyers") and PerfectData Corp., a California corporation (the "Company"). The Buyers and the Company are referred to collectively herein as the "Parties".

          The Buyers desire to purchase from the Company, and the Company desires to sell to the Buyers, an aggregate of 1,333,333 shares of the Common Stock of the Company on the terms and conditions set forth herein.

          Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

          I.1......Definitions.  The  following  terms shall have the  following meanings for the purposes of this Agreement.

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          "Affiliate" means, with respect to any specified Person, (a) any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, or (b) any director or executive officer with respect to such Person.

          "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

          "Business Day" means any day excluding Saturday, Sunday and any day which (a) is either a legal holiday under the laws of the State of New York or
(b) is a day on which banking institutions located in the State of New York are closed.

          "Buyers Representatives" means Millennium Capital Corporation and JDK Associates, Inc. "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Share" means any share of the Common Stock, no par value, of the Company.

          "Confidential   Information"  means  any  information  concerning  the
businesses and affairs of the Company that is not already generally available to the public.

          "Consulting Agreement" means the letter agreement dated the date hereof by and among the Company and Millenium Capital Corporation and JDK Associates, Inc. substantially in the form of Exhibit B hereto.

          "Controlled Group" has the meaning set forth in Code Section 1563.

          "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

          "Employee  Pension  Benefit  Plan" has the  meaning set forth in ERISA
Section 3(2).

          "Employee  Welfare  Benefit  Plan" has the  meaning set forth in ERISA
Section 3(1).

          "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyl's, noise or radiation.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code Section 414.

          "Fiduciary" has the meaning set forth in ERISA Section 3(21).

          "Governmental Authority" means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

          "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights and
(h) all copies and tangible embodiments thereof (in whatever form or medium).

          "Knowledge" means actual knowledge after reasonable investigation.

          "Legal Requirements" means, as to any Person, all federal, state, local or foreign laws, statutes, rules, regulations, ordinances, permits, certificates, requirements, regulations, orders, judgments, decrees, rulings and restrictions of any Governmental Authority applicable to such Person or any of its properties or assets.

          "Material Adverse Change" means, with respect to the Company and its Subsidiaries, a change, during the period specified, in the Company's or any of its Subsidiary's business, condition (financial and otherwise), operations, results of operations, assets (including levels of working capital and components thereof), liabilities or prospects, either individually or in the aggregate, which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

          "Material Adverse Effect" means, with respect to any Person, a Material Adverse Effect on the business, properties, condition (financial and otherwise), operations, results of operations, assets (including levels of working capital and components thereof), capitalization, management, litigation, liabilities, or prospects of such Person.

          "Material" means any circumstance or state of facts which results in, or would reasonably be expected to result in, losses or the expenditure or commitment of $25,000.

          "Most Recent Balance Sheet" means, with respect to the Company, the balance sheet included in Part I of the Company's Quarterly Report on Form 10-Q filed, pursuant to Section 13 of the Exchange Act, for the Most Recent Fiscal Quarter End.

          "Most Recent Fiscal Quarter End" means, with respect to the Company, the end of the last fiscal quarter as to which the Company has filed a Quarterly Report on Form 10-Q pursuant to Section 13 of the Exchange Act.

          "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Proceeding" means any action, suit, proceeding, charge, complaint, inquiry, audit, investigation or request for information.

          "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

          "Reportable Event" has the meaning set forth in ERISA Section 4043.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "Share" means any share of the Common Stock, no par value, of the Company to be sold to a Buyer pursuant to this Agreement.

          "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                           PURCHASE AND SALE OF STOCK

          II.1.....Purchase  and Sale of the Shares. On and subject to the terms and conditions of this Agreement, the Buyers agree to purchase from the Company, and the Company agrees to sell to the Buyers, the number of Shares aggregating 1,333,333 Shares, as allocated among the Buyers in accordance with Exhibit A hereto and incorporated herein by this reference, for the consideration of $2.25 per Share.

          II.2.....Purchase  Price.  As  consideration  for  the  tender  of the
Shares, the Buyers shall pay to the Company at the Closing $2,999,999.25 in the aggregate (the "Purchase Price") by wire transfer of immediately available funds. The Purchase Price shall be allocated among the Buyers in accordance with Exhibit A hereto.

          II.3.....Additional Buyers. Anything in this Agreement to the contrary notwithstanding, any Person may, subsequent to the date hereof and on or prior to the date which is two Business Days preceding the Closing, become a Buyer, provided that (a) the Buyers Representatives consent to the addition of such Person as a Buyer and (b) each such Person executes an agreement in the form of Exhibit C hereto agreeing to being bound by all of the terms and conditions hereof.

                                   ARTICLE III
                                     CLOSING

          III.1....Closing. The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Millard, Pilchowski, Holwegerd & Child, counsel to the Company, located at 655 South Hope Street, 12th floor, Los Angeles, California, commencing at 10:00 a.m. on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyers Representatives and the Company may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than June 30, 2000.

          III.2....Deliveries  at the Closing.  At the Closing,  (i) the Company
will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 8.1 hereof, (ii) the Buyers will deliver to the Company the various certificates, instruments, and documents referred to in Section 8.2 hereof, (iii) the Company will deliver to each of the Buyers stock certificates representing all of his or its Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) each of the Buyers will deliver to the Company the consideration specified in Section 2.2 hereof.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

          Each of the Buyers represents and warrants to the Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV) with respect to himself or itself.

          IV.1.....Organization   of   Certain   Buyers.   If  the  Buyer  is  a
corporation, the Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          IV.2.....Authorization  of  Transaction.  Each of the  Buyers has full power and authority (including, if the Buyer is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. Except as set forth on Schedule 4.2 hereto, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

          IV.3.....Noncontravention.  Neither the  execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Legal Requirement to which the Buyer is subject or, if a Buyer is a corporation, any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          IV.4.....Brokers'  Fees.  The Buyer has no liability or  obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

          IV.5.....Investment.  The Buyer is acquiring its Shares solely for the purpose of investment for the Buyer's own account, not as a nominee or agent, and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the securities laws or regulations of the United States of America or any state thereof. The Buyer does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third Person with respect to any of the Shares. The Buyer understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein of the Buyer and the other Buyers.

          IV.6.....Experience.  The Buyer is experienced in evaluating companies such as the Company, and has such knowledge and experience in financial and business matters to enable such Buyer to evaluate the merits and risks of the Buyer's prospective investment in the Company, and the Buyer has the ability to bear the economic risks of such investment.

          IV.7 ....Accredited  Investor  Status.  The  Buyer is an  "accredited investor" within the meaning of Section 501(a) of Regulation D promulgated under the Securities Act.

          IV.8.....Restricted  Securities. The Buyer understands that its Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act and any applicable state securities law or pursuant to of an exemption therefrom and that, in the absence of an effective registration statement covering such Shares or an available exemption from registration, his or its Shares must be held indefinitely. In the absence of an effective registration statement under the Securities Act or applicable state securities law with respect to the Shares, such Buyer (i) shall notify the Company of any proposed disposition by such Buyer of any of its Shares, (ii) shall furnish the Company with a statement of the circumstances surrounding the proposed disposition and, if reasonably requested by the Company, (iii) shall furnish the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require the registration of such Shares under the Securities Act and any applicable state securities law. Such Buyer shall not sell, transfer or otherwise dispose of any Shares except in a manner fully consistent with its representations contained in this Section 4.8 and otherwise in full compliance with the terms and conditions of this Agreement and the provisions of applicable law and related regulations. Such Buyer understands that the Company is under no obligation to register any of the Shares under the Securities Act or any applicable state securities law.

          IV.9.....Disclosure  of  Information.  Subject to  completion of a due diligence investigation with respect to the Company by Buyers Representatives which they and the Company have agreed that they shall complete within one week after receiving the last of the requested documents from the Company (such date being referred to herein as the "Due Diligence Date"), the Buyer has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be purchased by such Buyer pursuant to this Agreement. The Buyer further has had an opportunity to ask questions and receive answers from the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Buyer or to which such Buyer had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Article V hereof.

          IV.10....Information  Concerning  Buyer.  Exhibit A hereto  sets forth each Buyer's jurisdiction of organization (if applicable), the location of said Buyer's principal office and the jurisdiction in which such Buyer will accept the Company's offer to sell to it its Shares and in which such Buyer will purchase its Shares.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

          The Company represents and warrants to the Buyer that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Schedules attached hereto. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). An item disclosed in any Schedule shall be deemed disclosed for purposes of all Schedules, provided that reasonably particular cross references have been included.

          V.1......Organization, Qualification, and Corporate Power. The Company
is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the Company. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
Schedule 5.1 hereto lists the directors and officers of the Company. The Company has no Subsidiaries.

          V.2......Capitalization.  The entire  authorized  capital stock of the
Company consists of 10,000,000 Common Shares, of which 3,249,806 Common Shares are issued and outstanding and no Common Shares are held in treasury, and 2,000,000 shares of Preferred Stock, none of which is issued and outstanding or held in treasury. All of the issued and outstanding Common Shares have been duly authorized, are validly issued, fully paid and nonassessable. Except as indicated on Schedule 5.2 hereto, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

          V.3......Noncontravention.  Neither the  execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Legal Requirement to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Security Interest would not be material to the Company or adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 5.3 hereto, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not be material to the Company or adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement.

          V.4......Brokers'  Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          V.5......Title  to Assets.  The Company has good and marketable  title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the Most Recent Fiscal Quarter End, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date thereof.

          V.6......Events  Subsequent to Most Recent Fiscal Year End.  Since the
Most Recent Fiscal Quarter End, there has not been any Material Adverse Change in the Company taken as a whole. Without limiting the generality of the foregoing, except as set forth on Schedule 5.6 hereto or as contemplated by this Agreement, since that date:

                    (a) the Company has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

                    (b) the Company has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

                    (c) no party (including the Company) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Company is a party or by which any of them is bound;

                    (d) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

                    (e)  the   Company  has  not  made  any   material   capital
expenditures outside the Ordinary Course of Business;

                    (f) the Company has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

                    (g) the  Company  has not  created,  incurred,  assumed,  or
guaranteed  any   indebtedness   for  borrowed  money  and   capitalized   lease
obligations;

                    (h) the Company has not granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

                    (i) there has been no change made or authorized in the charter or bylaws of the Company;

                    (j) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                    (k) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                    (l) the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                    (m) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business;

                    (n) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                    (o) the Company has not granted any increase in the base compensation of any of its directors, officers and employees outside the Ordinary Course of Business;

                    (p) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                    (q) the Company has not made any other material change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business; and

                    (r) the Company has not committed to effectuate any of the foregoing.

          V.7......Undisclosed   Liabilities.   The   Company  has  no  material
liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business.

          V.8......Legal  Compliance.  The Company has  complied  with all Legal
Requirements and no Proceeding has been filed or commenced against it alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on the Company.

          V.9......Tax Matters.

                    (a) The Company has duly and timely filed all Tax Returns that it has been required to file for all periods through and including the Closing Date. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.

                    (b) None of the Tax Returns that include the operations of the Company has ever been audited or investigated by any Governmental Authority and, to the Knowledge of the Company, no fact exists which would constitute grounds for the assessment of any additional material Taxes by any Governmental Authority with respect to the taxable years covered in such Tax Returns. To the Knowledge of the Company, no issues have been raised in any examination by any Governmental Authority with respect to the businesses and operations of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for material Taxes for any other period not so examined. To the Knowledge of the Company, the Company has not received, or expects to receive, from any Governmental Authority any written notice of a proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against the Company. No claim has ever been made by a Governmental Authority in a jurisdiction where any Company does not pay Taxes or file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                    (c) Schedule 5.9 hereto lists all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods for which the applicable statute of limitations has not expired, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyers Representatives correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company for taxable periods for which the applicable statute of limitations has not expired. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    (d) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                    (e) The Company has not made, is not obligated to make, and is not a party to any agreement that under certain circumstances could obligate it to make any "excess parachute payment" as defined in Code Section 280G (without regard to subsection (b)(4) thereof). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to any tax allocation or sharing agreement. The Company is not subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) has no liability for the taxes of any Person (other than the Company) under Code Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                    (f) The unpaid Taxes of the Company (i) did not, as of the Most Recent Fiscal Quarter End, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

         V.10.....Real Estate

                    (a) The Company owns no real property.

                    (b)......Schedule 5.10(b) hereto lists and describes briefly all real property leased or subleased to any of the Company. The Company has delivered to the Buyers Representatives correct and complete copies of the leases and subleases listed in Schedule 5.10(b) (as amended to date). With respect to each material lease and sublease listed in Schedule 5.10(b):

                    (i)  the  lease  or  sublease  is  legal,  valid,   binding,
                         enforceable and in full force and effect in all material respects;

                    (ii) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                    (iii)no party to the lease or sublease  has  repudiated  any material provision thereof;

                    (iv) there are no material  disputes,  oral  agreements,  or forbearance programs in effect as to the lease or sublease;

                    (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                    (vi) all  facilities  leased or  subleased  thereunder  have received all approvals of Governmental Authority (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable Legal Requirements in all material respects.

          V.11 Intellectual Property.

          (a) The Company has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of the Company and the directors and officers of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Company and the directors and officers of the Company, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Company in any material respect.

          (b) Schedule 5.11(b) hereto identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual
Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Buyers Representatives correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 5.11(b) also identifies each material trade name or unregistered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Schedule 5.11(b):

                    (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                    (ii) the item is not subject to any outstanding  injunction, judgment, order, decree, ruling, or charge;

                    (iii)no  Proceeding  is pending or, to the  Knowledge of any of the Company and the directors and officers of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                    (iv) the Company has never  agreed to  indemnify  any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (c) Schedule 5.11(c) hereto identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to the Buyers Representatives correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
Schedule 5.11(c): (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect in all material respects;

                    (ii) no  party to the  license,  sublicense,  agreement,  or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                    (iii)no  party to the  license,  sublicense,  agreement,  or
                         permission  has   repudiated  any  material   provision
                         thereof; and

                    (iv) the Company has not granted any  sublicense  or similar
                         right  with   respect  to  the   license,   sublicense,
                         agreement, or permission.

          V.12 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear).

          V.13 Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

          V.14 Contracts. Schedule 5.14 hereto lists the following contracts and other agreements to which the Company is a party:

                    (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                    (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

                    (c) any agreement concerning a partnership or joint venture;

                    (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                    (e) any material agreement concerning confidentiality or noncompetition;

                    (f) any material agreement with any of the shareholders of the Company and their Affiliates;

                    (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                    (h) any collective bargaining agreement;

                    (i) any agreement for the employment of any individual on a full-time, part-time, consulting;

                    (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                    (k) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; or

                    (l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Company has delivered to the Buyers Representatives a correct and complete copy of each written agreement listed in Schedule 5.14 (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 5.14. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has repudiated any material provision of the agreement.

          V.15 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

          V.16 Powers of Attorney. To the Knowledge of any of the Company and the directors and officers of the Company, there are no material outstanding powers of attorney executed on behalf of the Company.

          V.17 Insurance. Schedule 5.17 hereto sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

                    (a) the name, address, and telephone number of the agent;

                    (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                    (c) the policy number and the period of coverage;

                    (d) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                    (e) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects;
(ii) neither any of the Company nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy (including but not limited to retroactive premium adjustments); and (iii) no party to the policy has repudiated any material provision thereof. Schedule 5.17 describes any material self-insurance arrangements affecting the Company.

          V.18 Litigation. Schedule 5.18 hereto sets forth each instance in which the Company (i) is subject to any outstanding Proceeding or (ii) is a party or, to the Knowledge of the Company and the directors and officers of the Company, is threatened to be made a party to any Proceeding, in, or before any Governmental Authority or before any arbitrator.

          V.19 Product Warranty. Substantially all of the products manufactured, sold, leased and delivered by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. Schedule 5.19 hereto includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

          V.20 Employees. To the Knowledge of any of the Company and the directors and officers of the Company, no executive, key employee, or significant group of employees plans to terminate employment with the Company during the next 12 months. The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Company has not committed any material unfair labor practice. None of the Company and the directors and officers of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

          V.21 Employee Benefits.

                    (i) Schedule 5.21 hereto lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute.

                    (ii) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

                    (iii) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-l's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (iv) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (v) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code
Section 401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan" and the Company is not aware of any facts or circumstances that could result in the revocation of such determination letter.

                    (vi) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any
Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                    (vii) The Company has delivered to the Buyers Representatives correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (b) With respect to each Employee Benefit Plan that any of the Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                    (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Company and the directors and officers of the Company, threatened.

                    (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Company and the directors and officers of the Company, threatened.

                    (iii) The Company has not incurred  any  material  liability
          (whether known or unknown,  whether  asserted or  unasserted,  whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section
          4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                    (c) None of the Company and the other members of the Controlled Group that includes the Company contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA Section 4201), under any Multiemployer Plan.

                    (d) The Company does not maintain, has never maintained and does not contribute, has never contributed, and has never been required to contribute, to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

          V.22 Guaranties. The Company is not a guarantor or is not otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

          V.23 Environmental, Health and Safety Matters.

                    (a) Each of the Company and its respective predecessors and Affiliates has complied and is in compliance, in each case in all material respects, with all Environmental, Health and Safety Requirements.

                    (b) Without limiting the generality of the foregoing, each of the Company and its respective Affiliates has obtained, has complied with, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

                    (c) None of the Company, or its respective Affiliates, has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health and Safety
Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health and Safety Requirements.

                    (d) Except as set forth on the attached "Environmental and Safety Matters Schedule", none of the following exists at any property or facility owned or operated by the Company: (i) underground storage tanks, (ii) asbestos-containing material in any friable and damaged form or condition, (iii) materials or equipment containing polychlorinated biphenyl's, or (iv) landfills, surface impoundment's, or disposal areas.

                    (e) None of the Company, or any of their respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health and Safety Requirements.

                    (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Requirements.

          V.24 Certain Business Relationships with the Company. Except as set forth in Schedule 5.24 hereto or set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, no Affiliate of the Company or officer or director of the Company has been involved in any material business arrangement or relationship with the Company within the past 12 months, and none of the Affiliates of the Company or officers or directors of the Company owns any material asset, tangible or intangible, which is used in the business of the Company.

          V.25 Shares. The Shares when issued, sold and delivered in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, free of any liens, claims, charges, security interests, pledges or encumbrances of any kind (other than any of the foregoing created by any Buyer or as a result of applicable state and federal securities laws) and will possess all of the rights, privileges and preferences provided therefor in the Certificate of Incorporation of the Company. The Shares are not subject to any preemptive rights or rights of first refusal.

          V.26 No Registration Required. Based in part on the representations made by the Buyers in Sections 4.5, 4.6, 4.7 and 4.8 hereof, the issuance of the Shares to the Buyers will be exempt from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable state securities laws.

          V.27 Nasdaq Compliance. The Company has not received any notice from The Nasdaq Stock Market Inc. ("Nasdaq") that the Company is not currently in compliance with the Nasdaq criteria for continued reporting of the Common Shares on The Nasdaq SmallCap Market. The Company covenants and agrees that it shall use its best efforts to maintain the quotation of the Common Shares on The Nasdaq SmallCap Market.

          V.28 Periodic Reports. The Company, based solely on knowledge subsequently obtained, is not aware of any material misstatements or omissions in any periodic report previously filed by the Company pursuant to Section 13 of the Securities Exchange Act or in any proxy material previously furnished to its shareholders pursuant to Section 14 of the Securities Exchange Act.

          V.29 Disclosure.  The representations and warranties contained in this
Article V do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.


                                   ARTICLE VI
                       COVENANTS AND ADDITIONAL AGREEMENTS

          The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

          VI.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII hereof).

          VI.2 Notices and Consents. The Company will give any notices to third parties, and will use its best efforts to obtain any third party consents that the Buyers Representatives reasonably may request in connection with the matters referred to in this Agreement above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of any Governmental Authority in connection with the matters referred to in Sections 4.2, 4.3, 5.3 and 6.3 hereof.

          VI.3 Operation of Business. The Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.6 hereof which could have a Material Adverse Effect on the Company.

          VI.4 Preservation of Business The Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees and will at all times maintain an aggregate balance of at least One Million ($1,000,000) Dollars of cash, cash equivalents and marketable securities.

          VI.5 Full Access. The Company will permit the Buyers Representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company. The Buyers will treat and hold such information it receives from the Company in the course of the reviews contemplated by this Section 6.5, as Confidential Information and will not use any of the Confidential Information except in connection with this Agreement, if this Agreement is terminated for any reason whatsoever, will return to the Company, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

          VI.6 Notice of Developments. The Company will give prompt written notice to the Buyers Representatives of any material adverse development causing a breach of any of the representations and warranties in Article V hereto or which could otherwise have a Material Adverse Effect on the Company. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Articles IV or V hereof. No disclosure by any Party pursuant to this Section 6.6, however, shall be deemed to amend or supplement any Schedule hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          VI.7 Exclusivity. The Company will not (and the Company will not cause or permit any of its respective representatives, advisers or Affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Joseph Mazin will not vote any of his Common Shares or Common Shares as to which he controls the voting rights to vote in favor of any such acquisition.

          VI.8 Supplements to Schedules. From time to time prior to the Closing Date, the Company will promptly supplement or amend the Schedules hereto which they have delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such disclosure schedule or which is necessary to correct any information in the Schedules hereto which has been rendered inaccurate thereby. No disclosure by the Company pursuant to this Section 6.8, however, shall be deemed to amend or supplement any Schedule hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant unless the transactions contemplated hereby are consummated pursuant to this Agreement in which event any claims with respect to any such misrepresentations or breaches shall be deemed waived by Buyers.

          VI.9 Board of Directors. Upon the execution hereof, Ronald M. Chodorow and Joseph Mazin shall deposit their resignations as members of the Company's Board of Directors in escrow with Wachtel & Masyr, LLP, counsel to the Buyers. On the Closing Date, said resignations shall be released from escrow and Tracie Savage shall vote, as the remaining director, to increase the number of directors to five and to fill the vacancies created on the Board with four designees of the Buyers to be designated prior to the Closing. On the Closing Date, the Board shall create a special committee responsible for seeking mergers and acquisitions for the Company and shall elect to such committee an appointee of current management, a designee of the Buyers and a person to be mutually selected by the foregoing.

          VI.10 Special Meeting of Stockholders.

                    (a) The Company shall promptly take all steps necessary to cause a special meeting of its Shareholders (the "Special Meeting") to be duly called, noticed, convened and held as soon as practicable after the execution hereof for the purposes of voting to approve this Agreement, the transactions contemplated hereby and all matters related thereto, as well as the reincorporation of the Company under the laws of the State of Delaware. In connection with the Special Meeting, the Board of Directors of the Company shall unanimously recommend to its shareholders that the shareholders vote in favor of the approval of this Agreement, the transactions contemplated hereby and all matters related thereto, and each of the directors shall use his or her best efforts to secure the required approval of the shareholders, including voting any of his or her shares in favor of such approval.

                    (b) In connection with the Special Meeting, the Company will prepare and cause to be mailed to its shareholders a notice of the Special Meeting, a definitive proxy statement (the "Proxy Statement") and a form of proxy as soon as practicable and, in any event, shall cause such notice to be mailed no later than the time required by the Exchange Act and any other Legal Requirements and the Company's Articles of Incorporation and Bylaws. The Buyers shall provide the Company with any information for inclusion in the Proxy Statement or any amendments or supplements thereto which is required by any Legal Requirements or which is reasonably requested by the Company. The Company shall consult with the Buyers Representatives with respect to the Proxy Statement and shall afford the Buyers Representative reasonable opportunity to comment thereon. If, at any time prior to the Special Meeting, any event should occur relating to the Company which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform the Buyers Representatives in writing. In each such case, the Company, with the cooperation of the Buyers Representatives, will promptly prepare and mail such amendment or supplement and the Company shall consult with the Buyers Representatives with respect to such supplement or amendment and shall afford the Buyer Representatives reasonable opportunity to comment thereon prior to such mailing. The Company will notify the Buyer Representatives at least 48 hours prior to the mailing to its shareholders of the Proxy Statement, or any amendment or supplement thereto.

                    (c) Anything   in  this  Article  VI  to  the  contrary
notwithstanding, the Company may use a consent solicitation, rather than a proxy solicitation for a Special Meeting, if the Company and the Buyers Representatives mutually agree that this procedure will expedite the solicitation.

                                   ARTICLE VII
                             POST-CLOSING COVENANTS

          The Parties agree as follows with respect to the period following the Closing.

          VII.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article IX hereof).

          VII.2 Litigation Support. Joseph Mazin agrees that, in the event and for so long as the Company actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, he will cooperate with the Company, and provide such testimony as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the Company.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

          VIII.1 Conditions to Obligation of the Buyers. The obligation of the Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                    (a) the representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing Date;

                    (b) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (c) the Company shall have procured all of the material third party consents specified in Section 6.2 hereof;

                    (d) no Proceeding shall be pending wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyers to own the Shares and to control the Company, or (iv) have a Material Adverse Effect on the Company;

                    (e) the Company shall have delivered to the Buyers a certificate to the effect that each of the conditions specified above in subsections (a) through (d) of this Section 8.1 is satisfied in all respects;

                    (f) the Parties shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 6.2 hereof;

                    (g) the relevant parties shall have entered into the Consulting Agreement and the same shall be in full force and effect;

                    (h) the Buyers shall have received from counsel to the Company an opinion addressed to the Buyers and dated as of the Closing Date as to such matters as counsel to the Buyers may reasonably request;

                    (i) the Buyers shall have received the resignations, effective as of the Closing, of the directors as provided in Section 6.9 hereof and those officers of the Company designated by the Buyers Representatives at least two (2) Business Days prior to the Closing and the nominees of the Buyers shall become directors of the Company;

                    (j) the Company shall have on the Closing Date an aggregate balance of at least One Million ($1,000,000) Dollars in cash, cash equivalents and marketable securities;

                    (k) the shareholders of the Company shall have approved this Agreement and the consummation of the transactions contemplated hereby in accordance with Company's Articles of Incorporation and Bylaws, the Legal Requirements of the State of California, Nasdaq and the Exchange Act and the regulations promulgated thereunder;

                    (l) the filing by the Company of all notices required by Nasdaq regarding the issuance of the Shares by the Company; and

                    (m) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers.

The Buyers Representatives may waive on behalf of the Buyers any condition specified in this Section 8.1 if they execute a writing so stating at or prior to the Closing.

          VIII.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                    (a) the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date;

                    (b) the Buyers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                    (c) no Proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (d) the Buyers shall have delivered to the Company a certificate to the effect that each of the conditions specified above in subsections (a) through (c) of this Section 8.2 is satisfied in all respects;

                    (e) the  Parties  shall  have  received  all other  material
          authorizations,   consents,   and   approvals   of   governments   and
          governmental agencies referred to in Sections 4.2 and 5.3 hereof; and

                    (f) all actions to be taken by the Buyers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

The Company may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

                                   ARTICLE IX
                      SURVIVAL AND REMEDY; INDEMNIFICATION

          IX.1 Survival of Representations and Warranties. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date, notwithstanding any investigation heretofore or hereafter made by or on behalf of any Party hereto; provided, further, that, unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied. Notwithstanding the foregoing, (a) the representations and warranties contained in Article IV of this Agreement shall survive the Closing and continue in full force and effect indefinitely; (b) the representations and warranties of the Company contained in Sections 5.9, 5.21 and 5.23 of this Agreement shall survive the Closing and continue in full force and effect until 60 days following the expiration of any applicable statutes of limitations; and (c) all other representations and warranties, and the related agreement of the Company to indemnify the Buyers set forth in this Article IX, shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to the end of, the first anniversary of the Closing Date, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof (the "Indemnification Period").

          IX.2 Indemnification by the Company.

                    (a) In the event that, during the Indemnification Period, there is (i) a breach (or an alleged breach) of any of the representations or warranties made by, or any breach or failure to perform any covenant, agreement or obligation of, the Company in this Agreement or any other document contemplated hereby, or in any document relating hereto or thereto or contained in any Exhibit or Schedule to this Agreement, (ii) any Adverse Consequences relating to the operation on or prior to the Closing of the business of the Company (including redemption, clean-up or similar obligations or costs under Environmental, Health and Safety Requirements and relating to the business and activities or the ownership, operation or lease by the Company of facilities in respect of any periods prior to the Closing), or (iii) any demands, assessments, judgments, costs and reasonable legal and other expenses or other Adverse Consequences arising from, or in connection with, any Proceeding incident to any of the foregoing and, if there is an applicable survival period pursuant to
Section 9.1 hereof, then, in each case, provided that the Buyers Representatives make a written claim for indemnification against the Company within such survival period, the Company agrees (subject to the limitations set forth in this Section 9.2) to indemnify the Buyers and its Affiliates, directors, officers. employees, shareholders, representatives and agents (collectively the "Buyers Indemnified Parties") from and against the entirety of any Adverse Consequences the Buyers Indemnified Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyers Indemnified Parties may suffer through and after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by any breach (or alleged breach) of the foregoing; provided, however, that (A) except for breaches of the representations and warranties contained in Sections 5.9, 5.21 and 5.23 hereof, the Company shall not have any obligation to indemnify the Buyers Indemnified Parties from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any breach (or alleged breach) by the Company until the Buyers Indemnified Parties have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $5,000 aggregate threshold (at which point the Company will be obligated to indemnify the Buyers Indemnified Parties from and against all such Adverse Consequences) and (B) there will be a $2,999,999 aggregate ceiling on the obligation to indemnify the Buyers Indemnified Parties from and against Adverse Consequences resulting from, arising out of, or relating to, the items identified in this Article IX.

                    (b)  Subject to the  provisions  of  subsection  (a) of this
Section 9.2 (excluding any applicable threshold and ceiling provisions), the Company agrees to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company (x) for any Taxes of the Company and any entities owned by or affiliated with the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet and (y) for the unpaid Taxes of any Person (other than the Company) under Code Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor by contract or otherwise.

          IX.3 Indemnification by the Buyers. In the event that, during the Indemnification Period, there is (i) a breach, or an alleged breach, of any of the representations or warranties made by, or any breach or failure to perform any covenant, agreement, or obligation of, the Buyers in this Agreement, or any other document contemplated hereby or in any document relating hereto or thereto or contained in any Exhibit or Schedule to this Agreement, or (ii) any demands, assessments, judgments, costs, and reasonable legal and other expenses or other Adverse Consequences arising from, or in connection with, any Proceeding incident to any of the foregoing, and, if there is an applicable survival period pursuant to Section 9.1 hereof, then, in each case, provided that the Company makes a written claim for indemnification against the Buyers within such survival period, the Buyers agree (subject to the limitations set forth in this
Section 9.3) to indemnify, defend and hold harmless the Company and its directors, officers, employees, shareholders, representatives and agents (collectively the "Company's Indemnified Parties") from and against the entirety of any Adverse Consequences the Company's Indemnified Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Company's Indemnified Parties may suffer through and after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by any breach, or alleged breach of the foregoing.

          IX.4 Third-Party Claims.

                    (a) If any Indemnified Party shall notify the Indemnitor with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the Indemnitor under this Article IX, then the Indemnified Party shall promptly notify the Indemnitor thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

                    (b) The Indemnitor will have the right to defend the Indemnified Parties against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Parties so long as (A) the Indemnitor notifies the Indemnified Parties in writing within 15 days after the Indemnified Parties has given notice of the Third Party Claim that the Indemnitor will indemnify the Indemnified Parties from and against the entirety of any Adverse Consequences the Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnitor provides the Indemnified Parties with evidence reasonably acceptable to the Indemnified Parties that the Indemnitor will have the financial resources to defend against the Third Party Claim and fulfill his, her or its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) the settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Parties, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Parties, and (E) the Indemnitor conducts the defense of the Third Party Claim actively and diligently.

                    (c) So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with subsection (b) of this Section 9.3, (A) the Indemnified Parties may retain separate co-counsel at his, her or its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (C) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Parties (not to be withheld unreasonably).

                    (d) In the event any of the  conditions in subsection (b) of this Section 9.3 is or becomes unsatisfied in the reasonable judgment of the Indemnified Parties, (A) the Indemnified Parties may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner they reasonably may deem appropriate (and the Indemnified Parties need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (B) the Indemnitor will reimburse the Indemnified Parties promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnitor will remain responsible for any Adverse Consequences the Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

          IX.5 Other Indemnification Provisions. The liability of the Indemnitor under this Article IX shall be in addition to, and not exclusive of any other liability that the Indemnitor may have at law or equity based on the Indemnitor's fraudulent acts or omissions. None of the provisions of this Agreement shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

                                    ARTICLE X
                                   TERMINATION

          X.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                    (a) the Buyers Representatives and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

                    (b) the Buyers Representatives may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyers Representatives have notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; (ii) if the Closing shall not have occurred on or before June 30, 2000 by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from any of the Buyers themselves breaching any representation, warranty, or covenant contained in this Agreement); or (iii) at any time on or before the Due Diligence Date by reason of the Buyers Representatives being unsatisfied in their sole and absolute discretion with their due diligence.

                    (c) the Company may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing (i) in the event the Buyers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Buyers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 30, 2000 by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement).

          X.2 Effect of Termination If any Party terminates this Agreement pursuant to Section 10.1 hereof, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 6.5 hereof shall survive termination.

                                   ARTICLE XI
                                 MISCELLANEOUS

          XI.1 Nature of Certain Obligations. The covenants of each of the Buyers in Section 2.1 hereof concerning the purchase of its Shares from the Company, the representations and warranties of each of the Buyers in Article IV hereof and the indemnification obligations of the Buyers in Article IX hereof concerning the transaction are several obligations. This means that the particular Buyer making the representation, warranty, or covenant will be solely responsible to the extent provided in Article IX hereof for any Adverse Consequences the Buyers may suffer as a result of any breach thereof and that only the particular Buyer whose act or omission gave rise to the right to indemnification shall indemnify the Company Indemnification Parties pursuant to
Article IX hereof.

          XI.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyers Representatives and the Company; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

          XI.3  No  Third-Party  Beneficiaries.  Subject  to the  provisions  of
Section 11.5 hereof, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          XI.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          XI.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyers Representatives and the Company; provided, however, that any Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          XI.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          XI.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          XI.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyers:                         Copy to:

Millenium Capital Corporation             Wachtel & Masyr, LLP
245 East 63rd Street                      110 East 59th Street
New York, New York  10021                 New York, New York  10022
                                          Attention:  Scott J. Lesser, Esq.

If to the Company:                        Copy to:

PerfectData Corporation                   Millard, Pilchowski, Holweger & Child
110 West Easy Street                      655 South Hope Street
Simi Valley, California 93065             Los Angeles, California 90017
Attention:  Joseph Mazin, President       Attention:  Russell W. Shatz, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          XI.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

          XI.10 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE COMPANY OR BUYERS SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE STATE COURTS OR THE UNITED STATES DISTRICT COURTS IN LOS ANGELES, CALIFORNIA.

          XI.11 Waiver of Jury Trial. THE COMPANY AND THE BUYERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES. THE COMPANY AND THE BUYERS ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND FAIR CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT TO THE INVESTOR FOR ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

          XI.12 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers Representatives and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          XI.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          XI.14 Expenses. The Company will bear all of the Parties' reasonable costs and expenses (including legal fees and expenses of one counsel to the Buyers) incurred in connection with this Agreement and the transactions contemplated hereby in the event of the Closing of the transactions contemplated hereby. In the event that this Agreement and the transactions contemplated thereby do not close, then the Parties will bear all of their own costs and expenses incurred in connection with this Agreement.

          XI.15 Construction. The term "this Agreement" means this agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May
1. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                    PERFECTDATA CORPORATION

                                    By: _________________________
                                    Title: ______________________

                                    BUYERS

                                    MILLENIUM CAPITAL CORPORATION

                                    By:__________________________
                                    Title:_______________________


                                    JDK ASSOCIATES, INC.

                                    By: _________________________
                                    Title: ______________________


                                    _____________________________________
                                    Joseph Mazin, only with respect to
                                    Sections 6.7, 6.9 and 7.2


                                    _____________________________________
                                    Tracie Savage, only with respect to
                                    Section 6.9


                                    ________________________________________
                                    Ronald M. Chodorow, only with respect to
                                    Section 6.9

                                                                      Appendix B


                          Audited Financial Statements

                                       And

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                                       For

                        Fiscal Year Ended March 31, 1999

BECKMAN KIRKLAND & WHITNEY                         5210 LEWIS ROAD, SUITE 14
CERTIFIED PUBLIC ACCOUNTANTS                       AGOURA HILLS, CA 91301
                                                   PHONE:  (818) 868-0999
MEMBER                                             FAX:  (818) 865-0026
DIVISION FOR FIRMS                                 E-MAIL:  info@beckmancpa.com
SEC PRACTICE SECITON







June 4, 1999

Board of Directors and Shareholders
PERFECTDATA CORPORATION
Simi Valley, California

We have audited the balance sheets of Perfectdata Corporation as of March 31, 1999 and 1998, and the related statements of earnings, shareholders' equity and cash flows for the years ended March 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of PerfectData Corporation, as of March 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended March 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.




/s/ Beckman Kirkland & Whitney
Beckman Kirkland & Whitney
Agoura Hills, California

                            PERFECTDATA CORPORATION
                                 Balance Sheets
                (Dollars in thousands, except number of shares)


                                                                                                      March 31,
                                                                                        --------------------------------
                                                                                            1999              1998
                                                                                        --------------   ---------------
ASSETS
Current assets:
   Cash and cash equivalents, including
      short-term certificates of deposit of
      $255 in 1999 and $365 in 1998 (Note 2)                                             $ 1,074           $ 1,328
   Accounts receivable, less allowance for
      doubtful receivables of $9 and $12 in 1999
      and 1998, respectively (Note 2)                                                        186               289
   Inventories (Note  4)                                                                     639               571
   Prepaid expenses and other current assets                                                  57                87
   Marketable securities, short-term (Note 3)                                                327               448
   Deferred income tax benefit (Note 8)                                                      113                58

                                                                                   --------------   ---------------
      Total current assets                                                                 2,396             2,781

Property, plant and equipment, net (Note 5)                                                   86               118
Deferred income tax benefit (Note 8)                                                          73               123
Other assets, net                                                                             31                31

                                                                                   ==============   ===============
                                                                                         $ 2,586           $ 3,053
                                                                                   ==============   ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                        $ 148             $ 111
   Accrued expenses                                                                           85                94
   Accrued salaries, wages and vacation                                                       47                54

                                                                                   --------------   ---------------
      Total current liabilities                                                              280               259
                                                                                   --------------   ---------------

Commitments and contingencies (Note 12)

Shareholders' equity (notes 9 and 10)
   Preferred stock.  Authorized 2,000,000 shares; none issued.
   Common stock, no par value.  Authorized 10,000,000 shares;
   issued and outstanding 3,155,000 and 3,164,000 shares in 1999
   and 1998, respectively                                                                  8,110             8,117
   Accumulated deficit                                                                    (5,747)           (5,345)
   Allowance for loss on marketable securities                                               (58)               22

                                                                                        --------------   ---------------
      Net shareholders' equity                                                             2,305             2,794
                                                                                        --------------   ---------------

                                                                                          $2,586           $ 3,053
                                                                                        ==============   ===============

                             PERFECTDATA CORPORATION
                             Statement of Operations
                 (Dollars in thousands, except number of shares)

                                                                                             March 31,
                                                                         ---------------------------------------------------

                                                                           1999                1998             1997
                                                                         ----------------    ---------------    ------------
Net sales                                                                   $ 1,689            $ 3,299         $ 5,761
                                                                    ----------------    ---------------    ------------
Costs and expenses
   Cost of goods sold                                                         1,038              2,205           3,787
   Selling, general and
       administrative expenses                                                1,180              1,535           2,030
                                                                    ----------------    ---------------    ------------

       Total costs and expenses                                               2,218              3,740           5,817
                                                                    ----------------    ---------------    ------------

Income from operations                                                         (529)              (441)            (56)
                                                                    ----------------    ---------------    ------------

Other income and (expense)
   Equity in earnings of affiliate                                                0                  0             (15)
   Interest income, net                                                          39                 33              28
   Other, net                                                                    84                 41              68
                                                                    ----------------    ---------------    ------------

       Total other income and (expense)                                         123                 74              81
                                                                    ----------------    ---------------    ------------
Income from continuing
   operations before income taxes                                              (406)              (367)             25
Income tax benefit (or provision) (Note 8)                                        4               (250)           (290)
                                                                    ----------------    ---------------    ------------
Income from continuing operations                                              (402)              (617)           (265)

Income from discontinued operations                                               0                  0               0

Loss on disposal of discontinued operations                                       0               (182)            (69)
                                                                    ----------------    ---------------    ------------

Net income (loss)                                                            $ (402)            $ (799)         $ (334)
                                                                    ================    ===============    ============

Net income (loss) per common share:
   Basic:
       Income (loss) from continuing operations                             $ (0.13)           $ (0.20)        $ (0.09)
       Loss on disposal of discontinued operations                             0.00              (0.06)          (0.02)
                                                                    ================    ===============    ============
                                                                            $ (0.13)           $ (0.26)        $ (0.11)
                                                                    ================    ===============    ============

   Diluted:
       Income (loss) from continuing operations                             $ (0.13)           $ (0.20)        $ (0.09)
       Loss on disposal of discontinued operations                                0              (0.06)          (0.02)
                                                                    ================    ===============    ============
                                                                            $ (0.13)           $ (0.26)        $ (0.11)
                                                                    ================    ===============    ============


                             PERFECTDATA CORPORATION
                            Statements of Cash Flows
                             (Dollars in thousands)



                                                                                              March 31,
                                                                            --------------------------------------------
                                                                            -------------   --------------   -----------
                                                                                1999            1998            1997
                                                                            -------------   --------------   -----------
Cash flows from operating activities:
    Net income (loss)                                                         $ (402) #        $ (799)       $ (334)
    Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
       (Gain) loss on disposal of discontinued operations                          0              181           111
       Depreciation and amortization                                              37               39            95
       Provision for doubtful receivables                                         (3)               3            (2)
       Unrealized (gain) loss on marketable securities                           (80)               0            17
       Deferred income tax (benefit) provision                                    (4)             250           290
       Decrease (increase) in litigation deposit                                   0              305             0
       (Increase) decrease in accounts receivable                                106              416           198
       (Increase) decrease in inventories                                        (68)             612            62
       (Increase) decrease in prepaid expenses and
       other current assets                                                       28              (10)            8
       (Increase) decrease in other assets                                         0                0           (13)
       Increase (decrease) in accounts payable                                    38             (213)          (49)
       Increase (decrease) in accrued expenses                                    (9)             (59)          (39)
       Decrease in accrued salaries, wages and vacation                           (8)              (3)          (13)
                                                                        -------------   --------------   -----------
    Net cash provided (used) by operating activities                            (365)             722           331
                                                                        -------------   --------------   -----------

    Cash flows from investing activities:
       Purchases of property, plant and equipment                                 (4)              (2)           (2)
       Decrease (increase) in investment in affiliated company                     0                5            17
       (Increase) decrease in investment securities, net                         121              (22)          (76)
                                                                        -------------   --------------   -----------
    Net cash provided (used) in investing activities                             117              (19)          (61)
                                                                        -------------   --------------   -----------

    Cash flows from financing activities:
       Exercise of stock options                                                   0               66            29
       Repurchase of common stock                                                 (7)               0            (4)
                                                                        -------------   --------------   -----------
    Net cash provided (used) by financing activities                              (7)              66            25
                                                                        -------------   --------------   -----------

    Net cash provided (used) by continuing operations                           (255)             769           295
    Cash provided (used) by discontinued operations                                0             (332)          (76)
                                                                        -------------   --------------   -----------
    Increase (decrease) in cash and cash equivalents                            (255)             437           219

    Cash and cash equivalents at beginning of year                             1,328              891           672

                                                                        =============   ==============   ===========
    Cash and cash equivalents at end of year                                 $ 1,073          $ 1,328         $ 891
                                                                        =============   ==============   ===========

    Supplemental disclosure of cash flow information:
    Cash paid during the year for income tax                                     $ -              $ -           $ -
                                                                        =============   ==============   ===========
    Cash paid during the year for interest                                       $ -              $ -           $ -
                                                                        =============   ==============   ===========




                            PERFECTDATA CORPORATION
                Statement of Shareholders' Equity (Notes 8 and 9)
                                 (In thousands)


                                                                                         Allowance            Net
                                                       Common Stock     Accumulated      for gain/(loss)      Shareholders'
                                         Shares        Amount           deficit          on mkt. sec.         equity
                                          -----------   ------------   ---------------   -----------------   -----------------

Balance at March 31, 1996                  3,069        $ 8,026          $ (4,212)              $ (22)            $ 3,792

Stock issued upon exercise of
stock options                                 28             29                 0                   0                  29

Stock repurchased and retired                 (3)            (4)                0                   0                  (4)

Net unrealized gain/loss on
marketable securities                          0              0                 0                  17                  17

Net loss                                       0              0              (334)                  0                (334)

                                      ===========   ============   ===============   =================   =================
Balance at March 31, 1997                  3,094        $ 8,051          $ (4,546)               $ (5)            $ 3,500
                                      ===========   ============   ===============   =================   =================

Stock issued upon exercise
of stock options                              70             66                 0                   0                  66

Net unrealized gain/loss on
marketable securities                          0              0                 0                  27                  27

Net loss                                       0              0              (799)                  0                (799)

                                      ===========   ============   ===============   =================   =================
Balance at March 31, 1998                  3,164        $ 8,117          $ (5,345)               $ 22             $ 2,794
                                      ===========   ============   ===============   =================   =================

Stock repurchased and retired                 (9)            (7)                                                       (7)

Net unrealized gain/loss on
marketable securities                                                                             (80)                (80)

Net loss                                                                     (402)                                   (402)

                                      ===========   ============   ===============   =================   =================
Balance at March 31, 1999                  3,155        $ 8,110          $ (5,747)              $ (58)            $ 2,305
                                      ===========   ============   ===============   =================   =================






                             PERFECTDATA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                   Years ended March 31, 1999, 1998, and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PerfectData Corporation (the Company) designs, assembles and sells computer and office equipment care and maintenance products.

Cash Equivalents

The Company considers all highly liquid, non-pledged certificates of deposit with an original maturity of three months or less to be cash equivalents. Certificates of deposit pledged as collateral, or otherwise restricted, are not classified as cash equivalents.

Investment in Debt and Equity Securities

The Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities," effective April 1, 1994.

Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale, along with the Company's investment in equity securities. Securities available for sale are carried at fair value, with the unrealized gains and losses reported in a separate component of shareholders' equity, net of income taxes, until realized.

The amortized cost of zero-coupon debt securities classified as available for sale is adjusted for accretion of discounts to maturity. Such amortization and interest are included in interest income. Realized gains and losses are included in other income or expense. The cost of securities sold is based on specific identification method.

Depreciation and Amortization

Depreciation and amortization of property and equipment is computed using the straight-line method based on estimated useful lives ranging as follows:

                            Machinery and equipment              3 to 5 years
                            Furniture and fixtures               3 to 5 years
                            Leasehold improvements               Life of lease
                            Tooling                              1 to 5 years

Revenue Recognition

Revenue from product sales is recognized upon shipment.

                             PERFECTDATA CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   Years ended March 31, 1999, 1998, and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


Post-Retirement Benefits

The Financial Accounting Standards Board has issued Statement 106, "Employer's Accounting for Post-Retirement Benefits other than Pensions," a pronouncement on accounting for post-retirement health care which is effective for fiscal years beginning after December 31, 1992. The Company has never offered post-retirement benefits to employees.

Earnings per Common Share

Basic earnings per common share is based on the weighted average number of shares outstanding during each of the respective periods. Diluted earnings per share is not presented, as the effect is antidilutive. The weighted average number of shares outstanding during fiscal 1999 was 3,158,671.

Income Taxes

Provisions (benefits) for federal and state income taxes are calculated on reported financial statement (income) loss based on current tax law and also include in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions (benefits) differ from the amounts currently payable because certain items of income and expense, known as temporary differences, are recognized in different tax periods for financial reporting purposes than for income tax purposes.

NOTE 2 - CONCENTRATION OF CREDIT RISK:

Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and trade receivables.

As of March 31, 1999 the Company had approximately $964,000 of cash and cash equivalents in three banks which exposes the Company to concentration of credit risk. The cash deposited at each bank is federally insured up to $100,000.

The Company sells its principal products to a number of customers in the retail industry. As of March 31, 1999, approximately 34%, 13% and 29% of recorded trade receivables were from two wholesale/discount merchants and one foreign distributor, respectively. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial conditions but does not generally require collateral. New customers requiring large credit accounts are required to provide letters of credit.


                             PERFECTDATA CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   Years ended March 31, 1999, 1998, and 1997

NOTE 3 - MARKETABLE SECURITIES:

Marketable securities classified as current assets at March 31, 1999, include the following (dollars in thousands):

                                           Fair Value                   Cost


   Other government obligations            $         26         $          27
   Marketable equity securities                     301                   359
                                           ------------          ------------
                                           $       327           $        386
                                           =============         ============

The contractual maturities of debt securities available for sale at March 31, 1999, follows:

                                            Fair Value                     Cost


Due after ten years                                $ 26                    $ 27
                                            -------------           -----------
                                                   $ 26                    $ 27
                                             =============         ============


Net unrealized holding gains (losses) at March 31, 1999 and 1998, were approximately ($58,448) and $22,100, respectively. During the year ended March 31, 1999, realized gains and losses from the sale of securities were $2,228 and $7,821, respectively.

NOTE 4 - INVENTORIES:

Inventories, consisting of materials, labor and other costs, are stated at the lower of cost (determined by the first-in, first-out method) or market and are summarized as follows (dollars in thousands):

                                                        March 31,
                                          --------------------------------------
                                             1998                     1998
                                        ------------             -------------

   Raw materials                          $     243                 $     238
   Work in process                               63                        68
   Finished products                            333                       265
                                          ---------                 ---------

                                          $     639                 $     571
                                          =========                 =========


                             PERFECTDATA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        (CONTINUED) Years ended March 31,
                               1999, 1998 and 1997

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment consist of (dollars in thousands):

                                                       March 31,
                                             ---------------------------------
                                                1999                  1998
                                             -----------             ----------

   Machinery and equipment                 $     452                 $     467
   Furniture and fixtures                        124                       149
   Tooling                                       387                       444
   Leasehold improvements                        155                       155
                                          ----------                ----------
                                               1,118                     1,215

     Less accumulated depreciation            (1,032)                   (1,097)
                                          ----------                ----------

                                          $       86                $      118
                                          ==========                ==========

Depreciation expenses for the years ended March 31, 1999, 1998 and 1997 were $ 36,000, $ 39,000 and $95,000, respectively.


NOTE 6 - INVESTMENT IN AFFILIATE:

The Company owned 15% and 58% of Starnet Universe Internet, Inc., at March 31, 1998 and 1997, respectively. Prior to March 31, 1997, this investment had been consolidated with the Company. Subsequent to March 31, 1997, the Company's Board of Directors resolved to dispose of substantially all of the Company's investment in Starnet. As such, this investment was deemed to be temporary and was not consolidated for fiscal 1997. Additionally, fiscal 1996 was restated to conform with the presentation of 1997.

Prior to fiscal 1998, the Company recognized a loss from Starnet of $14,742 in 1997 and income of $183 in 1996. During fiscal 1998, the Company reduced its ownership interest in Starnet to 15%. The Company reclassified the investment as marketable securities available for sale, accounted for under the Cost Method. The Company's cost basis in this investment was $5,399 at March 31, 1999.


NOTE 7 - NOTE PAYABLE:

During fiscal 1996, 1997 and up until August 31, 1997, the Company had a $1,000,000 line of credit agreement with a bank. This line of credit was secured by accounts receivable, inventory, equipment and general intangibles. The agreement subjected the Company to certain covenants related to liquidity, capital expenditures and commitments, net worth and the reacquisition of stock. Interest on outstanding borrowings was payable monthly at prime plus 1.25%. The agreement expired August 31, 1997 and was not renewed. No borrowings were outstanding at March 31, 1999 or 1998.

                             PERFECTDATA CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   Years ended March 31, 1999, 1998, and 1997

NOTE 8 - INCOME TAXES:

The components of the income tax (benefit) provision attributable to continuing operations were (dollars in thousands):


                                                                                   March 31,
                                                       ----------------------------------------------------------------
                                                                 1999                1998                  1997
                                                           ---------------      --------------        -------------
 Current:
    Federa1                                                 $           -       $        -           $          -
    State                                                               1                1                      1
                                                            -------------    -------------          -------------

                                                                        1                1                      1
 Deferred:
   Net increase (decrease) in deferred tax asset                       (5)               4                    (43)
   (Increase) decrease in benefit of NOL
    carryforwards                                                    (180)            (132)                    96
   Increase (decrease) in valuation allowance                         180              377                    236
                                                             -------------       ------------           ------------

                                                            $          (4)      $      250           $        290
                                                            ==============      ============          =============



At March 31, 1999, the Company had net operating loss (NOL) carryforwards of approximately $3,431,233 for federal income tax purposes expiring in varying amounts through 2014. The NOL carryforwards, which are available to offset future profits of the Company and are subject to limitations should a "change in ownership" as defined in the Internal Revenue Code occur, will begin to expire in 2001 if not utilized. Additionally, the Company has general business tax credit carryforwards of $174,109 which will begin to expire in 1999.

In April 1993 the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Previously, the Company used the APB 11 approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts. Under SFAS 109 the Company recognizes to a greater degree the future tax benefits of expenses which have been recognized in the financial statements. PERFECTDATA CORPORATION NOTES TO FINANCIAL STATEMENTS (CONTINUED) Years ended March 31, 1999, 1998, and 1997


NOTE 8 - INCOME TAXES (CONTINUED):


SFAS 109 requires that the tax benefit of such NOLs be recorded using current tax rates as an asset to the extent management assesses the utilization of such NOLs to be more likely than not. Management has determined that future taxable income of the Company will more likely than not be insufficient to realize the recorded deferred tax asset of $1,234,687, and has recorded a valuation allowance of $1,234,687.

Realization of the future tax benefits of the NOL carryforwards is dependent on a Company's ability to generate taxable income within the carryforward period. In assessing the likelihood of utilization of existing NOL carryforwards, management considered the historical results of continuing operations over the last three years and the current economic environment in which the Company operates. Management did not consider any non-routine transactions in assessing the likelihood of realization of the recorded deferred tax asset.

The following reconciles the federal statutory income tax rate to the effective rate of the provision for income taxes.

                                                                      March 31,
                                                                      1999                  1998                 1997
                                                                      -------------------------------------------------
      Federal statutory rate                                        34.0%                    34.0 %              34.0%
      Increases (reductions) in taxes due to:
        State income taxes (net of federal benefit)                  0.2%                     0.3 %               4.0%
        Valuation allowance adjustment                             (35.2)%                 (103.0)%           1,122.0%
        Other, net                                                     0%                     0.6 %               0.0%
                                                                -----------            ------------       -----------

                                                                     (1.0)%                 (68.1)%            1,160.0%
                                                               ===========               ===========       ===============

NOTE 9 - SHAREHOLDERS' EQUITY:

The articles of incorporation authorize a class of preferred stock issuable in classes and series with such designations, voting rights, redemption provisions, dividend rates, liquidation and conversion rights and other preferences and limitations as may be determined by the Board of Directors. No preferred stock was outstanding at March 31, 1999 or 1998.

During the year ended March 31, 1999, the Company reacquired approximately 8,800 shares of its common stock.

                             PERFECTDATA CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   Years ended March 31, 1999, 1998, and 1997

NOTE 10 - STOCK OPTION AND BONUS PLANS:

During November 1985, the Company adopted the 1985 stock option plan to grant incentive and nonqualified stock options to officers and key employees of the Company for the purchase of up to 500,000 shares of the Company's common stock. During fiscal year 1997, the board of directors voted to extend the term of the plan by 12 months thereby making the expiration date December 31, 1996. Under the plan, options were granted at prices equal to or greater than fair market value at date of grant. The shares, subject to various limitations, are exercisable over terms not to exceed ten years. No options were granted during the years ended March 31, 1998 or 1999. A total of 286,250 options were exercised as of March 31, 1999, with 103,000 options left outstanding.

Activity under the plan is summarized as follows:



                                                                                 OPTION PRICE
                                                              NUMBER OF            PER SHARE
                                                               SHARES              (AVERAGE)            AGGREGATE



   Options outstanding at March 31, 1996                     199,500                 .970                  206,195

   Options granted                                            14,500                2.0625                  29,906

   Options exercised                                         (27,500)               1.0625                 (29,219)

   Options cancelled or expired                                     -                    -                        -
                                                            ----------          -------------            ------------

   Options outstanding at March 31, 1997                     199,500                1.0370                 206,882

   Options exercised                                         (70,000)                .9375                 (65,625)

   Options cancelled or expired                              (11,500)               1.3102                 (15,068)
                                                          ----------           -----------             -----------

   Options outstanding at March 31, 1998                     118,000                1.0694                 126,189
                                                         ===========           ===========             ===========

   Options cancelled or expired                              (15,000)               1.5833                 (23,750)
                                                        --------------           ---------             ------------

   Options outstanding at March 31, 1999                     103,000          $     .9945              $   102,439
                                                        ============          ===========                ===========



                             PERFECTDATA CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   Years ended March 31, 1999, 1998, and 1997


NOTE 11 - MAJOR CUSTOMER AND EXPORT SALES:


During the year ended March 31, 1999 two customers accounted for more than 10% of sales. These customers accounted for 14% of sales each.

During the year ended March 31, 1998, one customer accounted for more than 10% of sales. This customer, a large consumer discount house, accounted for 23% of sales for fiscal 1998. In June of 1997, the Company learned that this customer would not renew its purchase agreement for the next year and orders from the customer ceased in August, 1997. The loss of this customer has had a significant adverse effect on the Company's revenues. For fiscals 1999, 1998 and 1997, sales to this customer were approximately $ 0, $759,000, and $2,403,000, respectively.

In addition, the Company had export sales to unaffiliated customers as follows (dollars in thousands):


                                                                              Year Ended March 31,
                                                           ---------------------------------------------------------
                                                                 1999                  1998                  1997
                                                           ---------------        -------------         ---------
   Europe                                                  $        110          $       242           $       209
   Canada                                                            16                  199                   326
   Australia                                                          -                   20                    32
   Africa                                                             9                   30                    36
   Far East                                                          22                   19                    26
   Other geographic areas                                             3                   16                    20
                                                         ----------------       ------------           -------------

                                                           $       160            $      526            $       649
                                                           ============           ==========            ===========


Operations by geographic area are summarized as follow (dollars in thousands):

                                                                               Year Ended March 31,
                                                            ----------------------------------------------------------
                                                                  1999                1998                  1997
                                                            -------------        -------------         -----------
   Net Sales:
   Domestic customers                                      $    1,529            $     2,773           $     5,112
   International                                                  160                    526                   649
                                                           ------------        -------------          -------------

   Total                                                   $    1,689            $     3,299           $     5,761
                                                           ==========            ===========            ===========


                             PERFECTDATA CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   Years ended March 31, 1999, 1998, and 1997

NOTE 12 - COMMITMENTS AND CONTINGENCIES:

The Company leases facilities under noncancelable operating leases that expires September 20, 2002. Rental expense was $136,000, $117,000, and $117,000 for the years ended March 31, 1999, 1998, and 1997, respectively.

Minimum annual rental commitments under operating leases are summarized as follows (in thousands):
                                    2000          129
                                    2001          133
                                    2002          138
                                    2003           69
                                                 ----
                                               $  469

A lawsuit was filed against PerfectData in the Superior Court of Orange County, California on May 11, 1995. The lawsuit involves product liability resulting in a loss of life. On June 4, 1996, judgement was found in favor of the Company with no liability. The plaintiff has appealed this ruling and the court has ordered a hearing in which oral arguments will be heard. Due to a backlog in the courts, the hearing is not scheduled until late 1999. PerfectData has little, if any, exposure in this matter as they are covered by a general liability policy issued by CNA Insurance with liability limits of $6,000,000. All court costs are being borne by CNA Insurance.

As the result of a different lawsuit, in November 1995, a former employee won an award against the Company for $203,403. The lawsuit related to the termination, in October 1993, of an employment contract entered into between the company and the individual during July 1993. This employment contract was entered into in conjunction with the purchase, by the Company, of a computer cable business from the individual. The award was comprised of damages of $136,525 and attorneys' fees and other costs of $66,878. These legal expenses were expensed as part of discontinued operations.

In January 1996, the Company filed a notice of appeal and on March 31, 1997 the appeals court issued its opinion affirming the judgement against the Company. This judgement became final on April 30, 1997. At the time of its appeal, the Company posted a Certificate of Deposit in the amount of $305,000 to cover any amount it would have to pay. This amount appears in the Company's balance sheet as of March 31, 1997 as a deposit on litigation award.

In December 1995 the Company filed a complaint against the same former employee and his company alleging that they copied PerfectData's trademark and trade dress in an attempt to distribute or otherwise sell their product, "Perfect Cleaner". The product would compete directly with the Company's line of products known as PerfectDuster, PerfectDuster Plus and PerfectDuster II Plus. On December 21, 1995, the Court granted the Company's motions for a restraining order and preliminary injunction which enjoined the defendants from the manufacture and distribution of the product in question.

                            PERFECTDATA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                     Years ended March 31, 1999, 1998, and 1997


NOTE 12 - COMMITMENTS AND CONTINGENCIES (CONTINUED):


The parties reached a global settlement of both actions. Under terms of the settlement, the Company paid the former employee the sum of $185,000 in exchange for its right to seek further appeal. Defendants in the trademark infringement action agreed to assign and transfer any and all right, title and interest in the trademark, trade name, and trade dress of their canned air product "Perfect Cleaner" and any and all goodwill of the Perfect Cleaner business to the Company. The former employee and his company further agreed not to sell a canned air product in the United States or Canada for three years.

Unresolved was the amount of attorneys' fees owed to the former employee's counsel in his case against the Company. It was the contention of his counsel that they were entitled to an award of attorneys' fees for services rendered during the Company's appeal of the original judgement against the Company. The parties agreed to have this issue decided by a judge. In fiscal 1997, the Company accrued an additional $62,000 of loss to cover these actions, bringing the total to $265,000 since the first suit was filed. This amount was comprised of the $185,000 to be paid to the former employee and $80,000 to cover the Company's and the former employee's legal costs. This additional $62,000 was charged to discontinued operations for the year ended March 31, 1997. On July 21, 1997, a hearing was held in the Superior Court of Ventura County, California. On October 17, 1997, the judge ruled in favor of the former employee and awarded post-judgement attorney's fees in the amount of $96,268. During November 1997, the parties settled the post-judgement attorney's fees for the sum of $82,500 which the Company paid the former employee and his attorneys in December, 1997. As a result of these actions, including final settlement of the case, the Company recorded a charge to discontinued operations of $66,000 during fiscal 1998.

In an unrelated case, the past CFO of Permabyte Magnetics, Inc. (PMI) has brought an action for unpaid wages and fraudulent conveyence against PMI, the Company, the Company's chairman and a director of the Company. The former CFO claimed that PMI owed her approximately $30,000 for unpaid vacation which had accrued prior to her termination.

During a demurrer to the First Amended Complaint, the former CFO failed to properly seek leave of court to file a second amended complaint. Consequently, the court dismissed the entire action. In August 1996, the former CFO filed a notice of appeal with the 4th Appellate District Court of Appeal in San Diego, California. On June 11,1998, in the San Diego Court of Appeal, 4th Appellate District, oral arguments were heard.

In March of 1999, the parties agreed to a settlement and Mutual Release of All Claims, whereby the Company paid the former CFO $14,000 to fully and completely settle the action. The Company paid the $14,000 in May of 1999, and the court dismissed the action without prejudice.

                             PERFECTDATA CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   Years ended March 31, 1999, 1998, and 1997


NOTE 13 - QUARTERLY FINANCIAL DATA (UNAUDITED):

Quarterly financial data from continuing operations for the eight quarters ended March 31, 1997 is summarized as follows (dollars in thousands, except per share amounts):


                                    June 30,                  September 30,             December 31,              March 31,
                                       1998                       1998                       1998                     1999
Net sales                           $    452                  $   423                    $   396                 $      418
 Gross profit                            166                      175                        151                        159
Net earnings                             (72)                    (101)                      (102)                      (127)
Earnings per share                      (.02)                    (.04)                      (.03)                      (.04)
Weighted average
  shares outstanding                   3,164                    3,161                      3,156                      3,155
                                    ========                    ======                    =======                    =======


                                    June 30,                  September 30,             December 31,              March 31,
                                       1997                       1997                      1997                    1998

Net sales                           $ 1,452                   $    740                  $   525                  $     582
Gross profit                            482                        270                      216                        126
Net earnings                             11                       (104)                    ( 16)                     (408)
Earnings per share                      .00                       (.03)                    (.04)                     (.13)
Weighted average
  shares outstanding                  3,094                     3,094                     3,143                      3,164
                                    ========                  ========                  ========                  =========



NOTE 14 - DISCONTINUED OPERATION:

In May 1994, the Company adopted a formal plan to discontinue all products in the telecommunications industry line which consisted of modems, cables and switch boxes. As part of such plan, the Company discontinued production in May 1994 with the intent of either selling or abandoning the remaining assets and corresponding operations during fiscal 1995. As a result, the Company recorded a fourth quarter charge of $333,000, net of income tax benefit, to write down the product line assets to their estimated net realizable values. Such fiscal 1994 losses are included in the Company's net operating loss carryforwards, disclosed in Note 8.

                             PERFECTDATA CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   Years ended March 31, 1999, 1998, and 1997

NOTE 14 - DISCONTINUED OPERATION (CONTINUED):

During fiscal 1995, most assets of the discontinued operations were disposed of, and the balance, with the exception of deferred tax assets, were disposed of during fiscal 1996.

As discussed in Note 12, during fiscal 1996, the Company lost a lawsuit to a former employee who was employed in connection with the discontinued cable operations. As a result of this unanticipated court decision, the Company recorded a loss of approximately $186,000, offset by a deferred tax asset of $88,000 to discontinued operations for fiscal 1996. For fiscal year 1997, the Company has recorded an additional $62,000 of possible loss which has been offset by an increased deferred tax asset of $27,000. This litigation award was paid during fiscal 1998, thus eliminating the last remaining liabilities associated with the Company's discontinued operations. Due to the unlikelihood that the Company will realize the benefit of any deferred tax assets related to its net operating loss carryforwards, the Company reserved the remaining $115,000 of deferred tax assets related to its discontinued operations during fiscal 1998.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Results of Operations

     Fiscal 1999 net sales from continuing operations decreased to $1,689,000 from $3,299,000 in fiscal 1998 and $5,761,000 in fiscal 1997.

     The dramatic decline in sales in fiscal 1999 and 1998 is directly related to the loss of a major customer. In June 1997, the Company lost its bid for the continuing business of PriceCostco. During fiscal 1997, PriceCostco accounted for 42% of the Company's total sales. The Company realized the loss of this business during the second quarter of fiscal 1998.

     Further contributing to the decline in fiscal 1999 sales was a decline in the Company's international business. During the fourth quarter of fiscal 1998, the Company's exclusive Canadian distributor discontinued this segment of their business and no longer distributed the company's products. During fiscal 1998 sales to this Canadian distributor accounted for 6% of the Company's sales. Also, the Company's European distributor lost one of its major accounts during the fourth quarter of fiscal 1998. During fiscal 1998, sales to this European distributor accounted for 7% of the Company's sales. The Company's sales to this European distributor declined 50% during fiscal 1999.

     The decrease in fiscal 1997 sales from fiscal 1996 was due to lower selling prices, although the actual unit sales for fiscal 1997 had increased over fiscal 1996.

     The United States Environmental Protection Agency announced a ban, effective January 1, 1994 on Chlorodifluoromethane. This chemical was contained in a compressed gas duster that represented approximately 16% of net sales in fiscal 1995, and approximately 10% of net sales in fiscal 1996. This product was offered in two different sizes. The Company promoted this product and depleted its inventory of the most popular size in fiscal 1995, and the less popular size in fiscal 1996. Approximately 47% of the decrease in fiscal 1996 sales was attributed to the close-out sale of this product held during fiscal 1995.

     The Company developed and offered replacement products during fiscal 1994 that did not contain the banned chemical. The Company offered a choice of chemical fills in various sizes. During fiscal 1995, the replacement products were more readily accepted and sales increased. Sales of the replacement products during fiscal 1995 represented approximately 47% of net sales and 56% of net sales during fiscal 1996.

     The decrease in fiscal 1996 net sales was also due to increased competition in the marketplace and inadequate sales and marketing efforts by the Company. The Company subsequently reorganized its sales structure as well as set up a new Sales Coordination Department to interface with an expanded sales representative network.

     Cost of sales from continuing operations as a percentage of net sales for fiscal 1999, 1998 and 1997 were 62%, 67% and 66% respectively. The decrease in cost of sales for fiscal 1999 is a result of a reduction in the Company's labor costs as well as management's ability to negotiate with its suppliers to obtain the best possible pricing for its materials.

     The slight increase in cost of sales for fiscal 1998 directly relates to inventory reserves made for the ergonomic products and accessories line. The Company made the decision to discontinue this product line during the fourth quarter of fiscal 1998.

     Selling, General and Administrative Expenses from continuing operations for fiscal 1999, 1998 and 1997 were $1,180,000, $1,535,000 and $2,030,000 respectively. The decrease in expenses in fiscal 1999 and 1998 directly relates to the loss of the Company's major customer. Included in Selling, General and Administrative Expenses are prepaid freight on qualifying orders, commission paid to sales representatives, and co-op advertising allowances which are variable expenses that fluctuate with sales. As sales declined, so did these expenses. The decrease in costs and expenses in fiscal 1999 and 1998 also relates to severe cost-cutting measures which included, amongst others, a reduction in staff and a very tight control of all expenditures.

     During the quarter ended September 30, 1998 the Company reorganized its Sales and Marketing Departments and appointed a new director. When the Company lost its major customer, it commenced seeking out a sub-tenant to share the facility the Company occupies. Subsequent to fiscal 1999 year end, the Company successfully found a sub-tenant to occupy a portion of its facility and reduce the Company's facility costs.

     Other income and expense for fiscal 1999, 1998 and 1997 was primarily interest income of $39,000, $33,000 and $28,000 respectively; royalty income of $2,000, $7,000 and $10,000 respectively; and dividend and option income of $79,000, $55,000 and $47,000 respectively.

     During the first quarter of fiscal 1995, the Company made the decision to discontinue its operations in the telecommunications industry which consisted of modems, cables and switch boxes. The substantial losses from this operation were a result of declining sales, dramatically eroding profit margins and major competitors who had all the financial resources and technology necessary to compete in the increasingly volatile marketplace. The Company immediately stopped the outflow of cash associated with these operations. By March 31, 1996, the inventory had been liquidated. The loss from discontinued operations for fiscal 1996 directly related to a judgement against the Company in favor of a former employee for breach of an employment contract. The employee had been employed to work exclusively in the Company's cable segment which had been discontinued. The Company appealed the judgement and posted an appeal bond with the Court. On March 31, 1997 the Appeals Court issued its opinion affirming the judgement against the Company. The judgement became final on April 30, 1997. The loss on discontinued operations for fiscal 1997 was primarily due to legal fees relative to the appeal.

     On October 17, 1997 the judge ruled in favor of the former employee and awarded post judgement attorney fees in the amount of $96,268. During November 1997, the parties settled the post judgement attorney's fees for the sum of $82,500. The loss from discontinued operations for fiscal 1998 directly relates to legal fees incurred by the Company relative to the settlement, additional reserves to cover the $82,500 settlement, and elimination of deferred tax assets which are not expected to be recognized in the future.


Liquidity and Capital Resources

     The cash position at March 31, 1999 is $1,074,000 including Certificates of Deposit of $255,000. The Company has short-term marketable securities of $327,000.

     The Company has a current ratio of better than 8 to 1 at fiscal year end and no long-term debt.

     The Company believes that liquidity and working capital are adequate to fund the Company's operations and Capital requirements for the 2000 fiscal year.

     The Company continues to follow a plan to expand its distribution and sales base by focusing on profitable new accounts using outside sales professionals and electronic commerce.

     At March 31, 1999 the Company had net operating loss and general business tax credit carry forwards for income tax purposes of approximately $3,431,233 and $174,109 respectively, available to reduce future potential Federal income taxes.

     On December 8, 1998, the Company announced the signing of an agreement of its intent to merge with Pego Systems, Inc. of Long Beach, California. Pego Systems, Inc., an engineering and manufacturing Company, is a subsidiary of The Hartcourt Companies. The merger was subject to further due diligence and the signing of a definitive agreement as well as shareholder and regulatory approvals. As part of the transaction, PerfectData and PerfectData shareholders were to receive shares in The Hartcourt Companies. In reviewing the Pego financials prior to closing of the agreement, they reflected a slight loss for the year rather than the anticipated gain. Hartcourt has since spun off Pego Systems to Hartcourt shareholders, along with other assets, by distributing shares in ENOVA. Managements of both PerfectData and The Hartcourt Companies continue to seek ways to create shareholder value by addressing the needs of each entity and focusing on a transaction that is mutually beneficial.

     PerfectData's management continues its discussions with potential merger and joint venture partners including The Hartcourt Companies.

YEAR 2000 UPDATE

     In 1998, the Company established and began to implement a program to address the Year 2000 issue. The Year 2000 program included the implementation of previously planned systems as well as specific Year 2000 programs. All programs are on track for completion before the year 2000 with various applications being upgraded or replaced as needed. The Company does not expect the Year 2000 program to have a material impact on its results of operations, liquidity, or financial condition. Additionally, the Year 2000 program has not deferred any other company projects that will have a material impact on its results of operations, liquidity, or financial condition.

IT Systems

     In 1998, with the development of the Year 2000 program the Company began undertaking changes to bring compliant systems and accompanying methodology on board.

     The IT systems have been inventoried and the necessary Year 2000 upgrades, replacements and retrofits identified. These projects are presently in various stages of analysis, development and implementation. The Year 2000 program is currently scheduled to be completed by the fourth quarter of 1999.

Non-IT Systems

     Non-IT Systems may contain date sensitive embedded technology requiring the Year 2000 upgrades. Examples of this technology include security equipment such as access and alarm systems, as well as facilities equipment such as heating and air conditioning units.

     The Company is a product manufacturer; therefore the "embedded chip" issue relates to production line components as well as to the equipment used by the Company. Production line components and facilities and equipment are being inventoried and assessments are in progress.

Costs

     The total cost associated with required modifications to become Year 2000 compliant is not expected to be material to the Company's results of operations, liquidity and financial condition. The estimated total cost of the Year 2000 effort is expected to be under $20,000. This estimate does not include the cost of the Company's previously planned business systems upgrades, which have not been accelerated due to the Year 2000 problem.

Risks and Contingency Planning

     The Company has identified and assessed the areas that may result in an interruption in, or failure of, certain normal business operations or activities. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers, the Company is unable to determine at this time whether the consequences of the Year 2000 failures will have a material impact on the Company's results of operations, liquidity or financial condition. The Year 2000 program is expected to significantly reduce the Company's level of uncertainty about the Year 2000 problem. The Company believes that through its Year 2000 program, the possibility of significant interruptions of normal business operations should be reduced.

     Readers are cautioned that forward looking statements contained in the Year 2000 Update should be read in conjunction with the Company's disclosures under the heading "Forward Looking Statements".

                                                                     Appendix C













                          Unaudited Financial Statements

                                       And

                      Management's Discussion and Analysis
                 of Financial Condition and Results of Operation

                                       For

                 Quarter and Nine Months Ended December 31, 1999

                             PERFECTDATA CORPORATION
                                 BALANCE SHEETS
                                   (Unaudited)
                 (Dollars in thousands, except number of shares)


                                                       December, 31                     March 31,
                                                            1999                           1999
ASSETS
Current assets
  Cash and cash equivalents, including
    short-term certificates of deposit of
    $257 at December and $255 at March                          $ 1,137                    $ 1,074
  Accounts receivable, less allowance
    for doubtful receivables of
    $92 at December and $9 at March                                 166                        186
  Inventories                                                       540                        639
  Prepaid expenses and other current assets                          74                         57
  Marketable securities, short-term                                 380                        327
  Deferred income tax benefit                                       125                        113

   Total current assets                                           2,422                      2,396

Property, plant and equipment, net                                   63                         86
Deferred Income Tax benefit                                          69                         73
Other assets, net                                                    31                         31
                                                                $ 2,585                    $ 2,586
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable                                                $ 171                      $ 149
  Accrued expenses                                                   83                         85
  Accrued salaries, wages and vacation                               37                         47
   Total current liabilities                                        291                        281

Shareholders' equity:

  Preferred Stock.  Authorized 2,000,000
    shares; none issued                                               -                          -
  Common Stock, no par value.  Authorized
    10,000,000 shares; issued and
    outstanding 3,215,306 shares at
    Dec. and 3,154,806 shares at March                            8,147                      8,110
  Accumulated deficit                                            (5,841)                    (5,747)
Allowance for gain (loss) on
  marketable securities                                             (12)                       (58)

Net shareholders' equity                                          2,294                      2,305
                                                                $ 2,585                    $ 2,586

See accompanying notes to financial statements.


                             PerfectData Corporation
                 STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
                                   (Unaudited)

                (Dollars in thousands, except per share amounts)

                                                            Three Months Ended                Nine Months Ended
                                                               December 31,                        December 31,

                                                              1999        1998                    1999        1998
Net sales                                                    $ 387       $ 396                 $ 1,383     $ 1,271
Costs and Expenses:
  Cost of sales                                                281         245                     929         779
Selling, general and administrative                            214         266                     829         834
              Total costs and expenses                         495         511                   1,758       1,613
Income (loss) from operations                                 (108)       (115)                   (375)       (342)
Other income and (expense):
  Interest income, net                                           5           5                      16          19
  Other, net                                                   171          14                     258          73
            Total other income and (expense)                   176          19                     274          92
Income (loss) before income taxes                               68         (96)                   (101)       (250)
Income tax (provision) benefit                                  44          (6)                      7         (25)
Net income (loss)                                              112        (102)                    (94)       (275)
Other Comprehensive Income,
   Net of Income Tax
Unrealized holdings gain (loss)                                (54)         23                      27         (48)
Comprehensive income (loss)                                 $  58       $  (79)                 $  (67)     $ (323)
Net income (loss) per common share                          $ .03       $ (.03)                 $ (.03)     $ (.09)
                                                            --------    -------                 -------     --------
Weighted average shares outstanding                          3,247       3,156                   3,215       3,160



See accompanying notes to financial statements.


                             PerfectData Corporation
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                   (Unaudited)




(In thousands)

Period from March 31, 1999 through December 31, 1999


                                                                                       Allowance          Net
                                          Common Stock               Accumulated       for gain/(loss)    shareholders
                                    Shares            Amount           deficit         on mkt. sec.       equity

Balance at
 March 31, 1999                          3,155           $ 8,110          $ (5,747)       $ (58)          $ 2,305

Stock Issued for Services                   75                52                 -            -                52

Stock Issued upon exercise
  of Stock Options                          20                19                 -            -                19

Stock repurchased
  and retired                               (7)               (6)                -            -                (6)

Stock reacquired                           (28)              (28)                -            -               (28)

Net unrealized gain/
 (loss) on marketable
 securities                                  -                 -                 -           46                46

Net earnings (loss)                          -                 -               (94)           -               (94)


Balance at
 December 31, 1999                       3,215           $ 8,147          $ (5,841)       $ (12)          $ 2,294

 ================================================================================================================================

See accompanying notes to financial statements.





                             PERFECTDATA CORPORATION
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                                                   Nine Month Period Ended
                                                                                         December 31,
                                                                                   1999              1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                                    $ (94)            $(275)
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
   Depreciation and amortization                                                        23                29
   Stock Issued for Services                                                            52             -
   Deferred income tax (benefit) provision                                              (8)               25
  (Increase) decrease in accounts receivable                                            20                80
  (Increase) decrease in inventories                                                    99                (7)
  (Increase) decrease in prepaid
     expenses and other current assets                                                 (17)             (129)
  (Increase) decrease in other assets                                                 -                 -
   Increase (decrease) in accounts payable                                              22               (74)
   Increase (decrease) in accrued expenses                                              (2)               (3)
   Increase (decrease) in accrued salaries, wages and vacation                         (10)              (10)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                        85              (364)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment                                             $ -             $ (3)
(Increase) decrease in investment securities, net                                       (7)               12

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                        (7)                9

CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options                                                               19             -
Repurchase of Common Stock                                                             (34)               (6)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                       (15)               (6)

Increase (decrease) in cash and cash equivalents                                        63              (361)
Cash and cash equivalents at beginning of period                                     1,074             1,328

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $ 1,137             $ 967
                                                                                   ----------          --------

See accompanying notes to financial statements.



                             PERFECTDATA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


1. Forward-Looking and Cautionary Statements

The Company and its representatives may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission and in its reports to stockholders. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying information that is forward-looking, including, without limitation, statements regarding the Company's future financial performance, the effect of government regulations, national and local economic conditions, the competitive environment in which the Company operates, results or success of discussions with other entities on mergers, acquisitions, or alliance possibilities and expansion of product offering. Actual results may differ materially from those described in the forward-looking statement. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company either oral or written.

2. In the opinion of the Company, the unaudited financial statements contained in this report have been prepared on a basis consistent with the financial statements contained in the Company's Annual Report on Form 10-K for the year ended March 31, 1999. All adjustments included in the financial statements are of a normal recurring nature and are necessary to present fairly the Company's financial position as of December 31, 1999 and the results of its operations and cash flows for the nine months ended December 31, 1999 and 1998.

3. Marketable securities classified as current assets at December 31, 1999, include the following (dollars in thousands):

                                 Fair Value                        Cost

Other Government Obligations      $   24                         $    26
Marketable equity securities         356                             331
                                 ------------                    ------------

                                  $  380                         $   357
                                ===========                      ============

4. Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market. Inventories at December 31, 1999 and March 31, 1999 consist of the following:

          (In thousands)
                             December 31, 1999           March 31, 1999
                             -----------------           --------------

    Raw materials             $   205                      $   243
    Work in process                54                           63
    Finished products             281                          333
                             ---------------              --------------

                             $    540                      $   639
                             ============                 ============

5. Property, plant and equipment consist of (dollars in thousands):

                              December 31, 1999          March 31, 1999
                              -----------------          --------------

     Machinery and equipment   $     452               $     452
     Furniture and fixtures           99                     124
     Tooling                         387                     387
     Leasehold improvements          155                     155
                              ------------            -----------
                                   1,093                   1,118

     Less accumulated
     depreciation                 (1,030)                 (1,032)
                              -------------             ---------------

                               $      63               $      86
                             ==============            ===============

6. The components of the income tax (benefit) provision were (dollars in thousands):

                                                          December 31, 1999

         Current:
            Federal                                          $       -
            State                                                    1
                                                             ---------
                                                                     1
         Deferred:
            Net (increase) decrease in
              deferred tax asset                                    (7)
           (Increase) decrease in benefit of
              NOL carryforwards                                    (46)
            Increase (decrease) in valuation allowance              46
                                                             $      (6)


At December 31, 1999, the Company had net operating loss (NOL) carryforwards of approximately $3,540,000 for federal income tax purposes expiring in varying amounts through 2019. The NOL carryforwards, which are available to offset future profits of the Company and are subject to limitations should a "change in ownership" as defined in the Internal Revenue Code occur, will begin to expire in 2001 if not utilized. Additionally, the Company has general business tax credit carryforwards of $174,109 which will begin to expire in 1999.

SFAS 109 requires that the tax benefit of such NOLs be recorded using current tax rates as an asset to the extent management assesses the utilization of such NOLs to be more likely than not. Management has determined that future taxable income of the Company will likely not be sufficient to realize the recorded deferred tax asset of $1,281,000. As such, the Company has recorded a valuation allowance of $1,281,000.

Realization of the future tax benefits of the NOL carryforwards is dependent on a Company's ability to generate taxable income within the carryforward period. In assessing the likelihood of utilization of existing NOL carryforwards, management considered the historical results of continuing operations, the current economic environment in which the Company operates, and the projected results of the Company's cost-cutting measures as well as sales projections. Management did not consider any non-routine transactions in assessing the likelihood of realization of the recorded deferred tax asset.

7. During the six months ended September 30, 1999, the Company issued an aggregate of 75,000 shares of the Company's Common Stock as a form of compensation to retain the Hudson Consulting Group, Inc. to assist the Company in acquisitions and mergers and assist with creating a market for the securities of the Company.

8. During the quarter ended September 30, 1999, the Company issued 20,000 shares of Common Stock to Mr. Mazin under the 1985 Employee Stock Option Plan for consideration of $18,750.00.

9. During the quarter ended December 31, 1999, the Company repurchased an aggregate of 6,700 shares of the Company's Common Stock on the open market for an aggregate value of $5,618.

10. During the quarter ended December 31, 1999, the Company reacquired 27,800 shares of the Company's Common Stock pursuant to a legal settlement with the estate of a former shareholder.

11. Net earnings (loss) per share is based on the weighted average number of shares outstanding during each of the respective periods. Common Stock equivalents are excluded from the calculation of weighted average shares outstanding as their effect is immaterial or antidilutive.

Item 2.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

Net sales for the third fiscal quarter ended December 31, 1999 were $387,000 compared to $396,000 in the year-earlier period. Net sales for the nine months ended December 31, 1999 increased approximately 9% to $1,383,000 from $1,271,000 in the year-earlier period. Upon losing its major customer in fiscal 1997, the Company focused on increasing business with its existing customers as well as pursuing new business. As a result of these efforts, sales have increased.

Cost of sales as a percentage of net sales has increased during the current fiscal year. The increase primarily relates to an increase in the material cost of the gases used in the Company's principal selling product line of compressed gas dusters. The Company began realizing this cost increase during the quarter ended September 30, 1999.

During April 1999, the Company signed an agreement with the Hudson Consulting Group, Inc. to assist the Company in acquisitions and mergers and assist with creating a market for the securities of the Company. Included in Selling, General and Administrative Expenses for the nine months ended December 31, 1999 is $52,732 consulting expense which represents the value of an aggregate of 75,000 shares of the Company's Common Stock which were issued to the Hudson Consulting Group for their services. During the quarter ended December 31, 1999, the Company terminated this agreement.

In August 1999, one of the Company's customers filed a Chapter 11 Bankruptcy Petition. This customer accounted for less than 10% of the Company's net sales. Included in Selling, General and Administrative Expenses for the nine months ended December 31, 1999 is a $77,000 allowance for doubtful receivables related to this customer.

The Company continues to tightly control expenditures. During the first quarter ended June 30, 1999 it successfully found a sub-tenant to occupy a portion of its facility, thereby helping to reduce the Company's overhead costs.

The substantial increase in Other Income for the quarter ended December 31, 1999 primarily relates to realized gains on investments. During December 1999, the Company sold its stock in El Guapo Foods to McCormick Co. and realized a gain of approximately $84,000, which represents the single largest gain for the quarter.

PerfectData's management has continually sought out potential merger and joint venture partners for strategic growth opportunities.

Subsequent to the quarter ended December 31, 1999, the Company announced, on January 25, 2000, it had executed an agreement with an investor group pursuant to which the investors will provide equity capital and purchase newly issued shares of the Company's Common Stock. The investor group would subsequently hold 28% of the Company's stock. Consummation of the purchase is subject to the Company obtaining shareholder approval. If approved, an investment advisor agreement will become effective pursuant to which advisors will assist the Company in making acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

The cash position at December 31, 1999 is $1,137,000 including certificates of deposit of $257,000. The Company has a current ratio of better than 8 to 1 and no long-term debt.

Management   believes   that  the  Company's   liquidity  and  working   capital
requirements  are  adequate  to  fund  the  Company's   Operations  and  Capital
requirements for the 2000 fiscal year.

YEAR 2000

The Company has completed its Year 2000 ("Y2K") Project ("Project") as scheduled, including addressing leap year calendar date calculation concerns. The possibility of significant interruptions of normal operations has been reduced. As of February 8, 2000, the Company's products, computing, and communications infrastructure systems have operated without Y2K related problems and appear to be Y2K ready. The Company is not aware that any of its major customers or third-party suppliers have experienced significant Y2K related problems.

The Company believes all its critical systems are Y2K ready. However, there is no guarantee that the Company has discovered all possible failure points. Specific factors contributing to this uncertainty include failure to identify all systems, non-ready third parties whose systems and operations impact the Company, and other similar uncertainties.

Contingency  plans are complete and will be  implemented  if required.  Should a
significant   problem  occur,  the  Company  would  revert  to  standard  manual contingency procedures to continue operation until the problem is corrected.

Readers are cautioned that forward looking statements contained in the Year 2000 Update should be read in conjunction with the Company's disclosures under the heading "Forward Looking Statements".

============================================================================
Table of Contents

=============================================================================
                                                          Page

Notice of Special Meeting of Shareholders
Proxy Statement:...........................................N/A
Voting Securities............................................1
The Sole Proposal: The Proposed Transactions.................3
   Stock Purchase Agreement..................................3
   Consulting Agreement......................................4
   The Proposed New Directors................................4
   Business History..........................................4
   Recommendation............................................6
Security Ownership of Certain Beneficial
   Owners and Management.....................................6
Financial Statements.........................................8
Shareholders Proposals.......................................9
Miscellaneous................................................9
Appendix A - Stock Purchase Agreement......................A-1
Appendix B - Audited Financial Statements
Appendix C - Quarterly Unaudited Financial Statements




PERFECT DATA CORPORATION




                   Notice of Special Meeting of Shareholders
                              and Proxy Statement
                                       for
                         Special Meeting of Shareholders
                                       on
                                 March 31, 2000

                             PERFECTDATA CORPORATION
                              110 West Easy Street
                          Simi Valley, California 93065
           This Proxy is Solicited on Behalf of the Board of Directors


          The undersigned hereby appoints Joseph Mazin and Tracie Savage as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of the Common Stock of PerfectData Corporation (the "Company") held of record by the undersigned on February 29, 2000 at the Special Meeting of Shareholders to be held on March 31, 2000 or at any adjournment thereof.

          Proposal to Approve a Stock Purchase Agreement and the Implementation of the Related Series of Transactions Contemplated Thereunder.

         [ ]FOR                 [ ] AGAINST         [ ] ABSTAIN

This proxy, when executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the Proposal.

PLEASE  MARK,  SIGN,  DATE,  AND RETURN THIS CARD  PROMPTLY  USING THE  ENCLOSED
ENVELOPE

I (we) shall attend the Special Meeting in person           _____ Yes _____ No

                                        Please sign exactly as your name appears
                                        to the  left.  When  shares  are held by
                                        joint  tenants,  please both sign.  When
                                        signing    as    attorney,     executor,
                                        administrator,   trustee  or   guardian,
                                        please  give  full  title as such.  If a
                                        corporation,   please   sign   in   full
                                        corporate name by the President or other authorized officer. If a partnership, please sign in full partnership name by a duly authorized person.



                                        ------------------------------------
                                                  Signature



                                         ------------------------------------
                                              Signature, if held jointly



                                       Date:    _________________________, 2000